UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VAALCO ENERGY, INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
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Vaalco Energy, Inc. (NYSE:EGY; LSE:EGY) ("Vaalco" or "we" or "us" or the "Company") is a diversified energy company focused on profitably and sustainably growing value. Vaalco's African-focused production, development and exploration assets are located in Gabon, Egypt, Côte d'Ivoire, Equatorial Guinea, Nigeria and Canada.

We delivered a successful and record setting performance in 2024, where we continued to execute our strategic vision of maintaining operational excellence and profitably growing production and reserves. Since 2021, we have transformed Vaalco through acquisitions and organic growth, expanding our asset base, nearly tripling production and quadrupling proved reserves. This past year we have met or exceeded our guidance and generated record production, sales and Adjusted EBITDAX[1]. We have accomplished all of this without losing sight of our commitment to sustainably return value to our shareholders and over the past two years have returned over $83 million of cash to shareholders through dividends and buybacks.

We are a well-respected operator and non-operator with good working relationships across the jurisdictions where we operate. We have a strong management team with decades of relevant experience. We remain focused on creating shareholder value by continuing to execute our strategic vision.

[1] Adjusted EBITDAX is a Non-GAAP financial measure and is described and reconciled to the closest GAAP measure in the attached Appendix A under "Non-GAAP Financial Measures".

NY20045481 X1 2

VAALCO ENERGY, INC.

A Letter from the Board of Directors

Dear Fellow Shareholders:

Over the past two years, we have delivered record breaking operational and financial results while meeting or exceeding our quarterly guidance targets. Maintaining operational excellence and consistent production across our portfolio is essential to expanding Adjusted EBITDAX which has allowed us to grow inorganically and to fund organic growth initiatives, better positioning Vaalco for the future.

In 2024, we generated net income of $58.5 million, record Adjusted EBITDAX of $303 million, and had record production of almost 25,000 working interest barrels equivalent per day(1), with record sales of almost 20,000 net revenue interest(2) barrels per day. Our SEC proved reserves grew 57% year-over-year to 45 million barrels of oil equivalent (“MMBOE”) thanks in part to the Svenska acquisition that we completed in April 2024. We accomplished all of this while sustaining our commitment to returning cash to shareholders in 2024 and over the past two years, we have returned $83 million of cash to our shareholders through our ongoing dividend program and share buybacks. We have positive momentum as we enter 2025, both operationally and financially, and we are building size, scale and profitability to sustainably grow Vaalco.

Our strategy remains unchanged: operate efficiently, invest prudently, maximize our asset base, and look for accretive opportunities. Our ability to execute this strategy has enabled us to deliver record growth and profitability over the past three years and we are poised to deliver more in the future. Across our diversified asset base, we have a multitude of projects to execute in the coming years. In Gabon, we have an extensive drilling campaign planned at Etame that we expect to add reserves and production. The FPSO refurbishment project in Cote d’Ivoire has already begun and we are working with the operator on the development drilling program that should begin in 2026. Also, in Cote d’Ivoire, we will be acquiring additional regional well data, licensing seismic data and conducting further geological evaluations of our newest block CI-705, where we are the operator with a 70% working interest. We have additional drilling campaigns planned in Egypt and Canada to help offset decline. In Equatorial Guinea, we are progressing the front-end engineering and design study and looking to take the project to final investment decision in the first half of 2025. Our entire organization is actively working to deliver sustainable growth and strong results to continue funding our capital programs, while also returning value to our shareholders through a top-quartile dividend.

On behalf of Vaalco’s executive management and employee team, we want to thank all of our shareholders for your continued support. Your vote is very important to us, and we encourage you to review the enclosed proxy statement and to promptly vote to ensure that your shares are represented at the Annual Meeting.

Signed,

The Board of Directors

(1) All WI production rates and volumes are Vaalco’s working interest volumes.

(2) All net revenue interest (“NRI”) production rates and volumes are Vaalco’s working interest volumes less royalty volumes, where applicable.

We have elected to furnish proxy materials to our shareholders on the Internet pursuant to rules adopted by the Securities and Exchange Commission. We believe these rules enable us to provide you with the information you need, while making delivery more efficient, more cost effective and friendlier to the environment. In accordance with these rules, beginning on or about April 25, 2025, we sent a Notice of Internet Availability of Proxy Materials to our shareholders.

2025 PROXY STATEMENT

2024 Full Year Highlights

$58.5M	$33.0M

Reported net income of $58.5 million ($0.56 per diluted share)	Returned $33.0 million of cash to shareholders through dividends and share buybacks

$113.7M	$303.0M

Net cash from operating activities of $113.7 million;	Generated record Adjusted EBITDAX of $303.0 million

+7%	+57%

Grew production by 7% year-over-year to 19,936 NRI barrels of oil equivalent per day (“BOEPD”) for 2024	Increased year-end proved reserves by 57% to 45.0 MMBOE

$109.4M	$82.6M

Integrated a major acquisition and invested over $109.4 million in a capital program focused on development drilling programs in Egypt and Canada, as well as maintenance, project costs and long lead items for Gabon and Côte d’Ivoire	Cash at December 31, 2024 was $82.6 million, while remaining bank debt free

2025 Accomplishments to Date

Entered into new reserves-based revolving credit facility with an initial commitment of $190 million with the ability to grow to $300 million, secured by Vaalco’s Gabon, Egypt and Côte d’Ivoire assets.	Acquired 70% WI in and will operate the CI-705 block in offshore Côte d’Ivoire.

VAALCO ENERGY, INC.

Notice of Annual Meeting of Shareholders

To the Shareholders of VAALCO Energy, Inc.: The 2025 Annual Meeting of Shareholders of Vaalco Energy, Inc. (the “Company”) will be held at the Hilton Houston Westchase, 9999 Westheimer Road, Houston, Texas 77042 on Thursday, June 5, 2025, at 9:00 a.m. Central Time (the “Annual Meeting”). We intend to hold our annual meeting in person.

The Annual Meeting is being held:

1.	To elect five directors, each for a term of one year;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2025;

3.	To approve, on an advisory basis, the compensation of our named executive officers;

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments, postponements, or recesses thereof.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting, or any adjournment, postponement or recess thereof, only if you were a shareholder of record at the close of business on April 11, 2025.

We are providing our shareholders access to our proxy materials over the internet. To do this, we are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 25, 2025. The Notice contains instructions on how to access those documents over the internet, and how to request a paper copy of our proxy materials.

Admission An admission ticket or proof of stock ownership is required to enter the Annual Meeting. See page 15, “Voting and Other Procedures Related to the Annual Meeting” for further information.

Date Thursday, June 5, 2025

Time 9:00 a.m. Central Time

Place Hilton Houston Westchase 9999 Westheimer Road Houston, Texas 77042

Shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Shareholders who receive future proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of meetings of shareholders on the environment. A shareholder’s election to receive proxy materials by email will remain in effect until the shareholder terminates that election.

By Order of the Board of Directors,

Andrew L. Fawthrop

Chair of the Board

Houston, Texas

April 25, 2025

YOUR VOTE IS IMPORTANT!

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF THE SHAREHOLDERS TO BE HELD ON JUNE 5, 2025, AT 9:00 A.M., CENTRAL TIME:

The Proxy Statement and our Annual Report for 2024 are available at www.proxyvote.com.

If you have any questions or need assistance voting your shares, please call our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 11005

Banks and Brokerage Firms, please call: (212) 365-6884

Shareholders, please call toll free: (866) 620-2535

2025 PROXY STATEMENT

VAALCO ENERGY, INC.

Proxy Statement

2025 Annual Meeting of Shareholders

This Proxy Statement is provided in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at our 2025 Annual Meeting of Shareholders (our “Annual Meeting”), and at any postponement, adjournment or recess of the Annual Meeting.

In this Proxy Statement, Vaalco Energy, Inc. is referred to as the “Company,” “our company,” “we,” “our,” “us” or “Vaalco.”

Matters To Be Voted On

	Item for Business	Board Vote Recommendation	Further Details
1.	Election of five directors	FOR EACH DIRECTOR NOMINEE	19
2.	Ratification of the appointment of independent registered public accounting firm	FOR	38
3.	Advisory resolution on executive compensation	FOR	42

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT YOUR PROXY BY INTERNET, TELEPHONE OR MAIL.

Governance Principles

The Board’s Corporate Governance Principles, which include guidelines for determining director independence and qualifications for directors, are published on Vaalco’s website at www.vaalco.com. This website also makes available the charters for each of the Audit Committee, Compensation Committee, and Environmental, Social and Governance (“ESG”) Committee, and other corporate governance materials.(1) These materials are also available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies its Corporate Governance Principles, committee charters and key practices as warranted.

(1)	Information appearing on or connected to our website, including our Corporate Governance Principles, the charters of our Audit, Compensation, and ESG Committees, and other corporate governance materials is not deemed to be incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we file with the SEC.

2025 PROXY STATEMENT

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider in making voting decisions. You should read the entire Proxy Statement carefully before voting.

Annual Meeting Information

The Board is soliciting proxies for our 2025 Annual Meeting and any adjournment, postponement or recess thereof.

Time and Date:	9:00 a.m. Central Time, on June 5, 2025

Location:	Hilton Houston Westchase
9999 Westheimer Road
Houston, Texas 77042

Record Date:	April 11, 2025

Proxy Materials Distribution Date:	April 25, 2025

Voting Rights:	Each share of common stock is entitled to one
vote

Electronic Access to Proxy Materials and Voting:	www.proxyvote.com

Items of Business and Voting Recommendations

	Item for Business	Board Vote Recommendation	Further Details

1.	Election of five directors	FOR EACH DIRECTOR NOMINEE	19

2.	Ratification of the appointment of independent registered public accounting firm	FOR	38

3.	Advisory resolution on executive compensation	FOR	42

Financial and Business Information

We are a Houston, Texas-based, African-focused independent energy company with strong production and reserves across our portfolio of assets in Gabon, Egypt, Côte d’Ivoire, Equatorial Guinea, Nigeria and Canada. We engage in the acquisition, exploration, development and production of crude oil, natural gas and natural gas liquids (“NGL”).

Throughout 2024, we continued to deliver operationally and generate significant cash from operations. Our 2024 results firmly place Vaalco in a stronger position operationally and strategically, poised for future growth. Key highlights of our business and our performance in 2024 and the first part of 2025 include:

VAALCO ENERGY, INC.

2024 Full Year Highlights:

•	Reported net income of $58.5 million ($0.56 per diluted share) and net cash from operating activities of $113.7 million;

•	Generated record Adjusted EBITDAX of $303.0 million;

•	Grew production by 7% year-over-year to 19,936 NRI BOEPD;

•	Sold 19,843 NRI BOEPD;

•	Increased year-end 2024 SEC proved reserves by 57% to 45.0 MMBOE;

•	Completed Production Sharing Contracts (“PSCs”) with the Government of Gabon for the offshore Niosi Marin and Guduma Marin exploration blocks;

•	Returned $33 million of cash to shareholders through dividends and share buybacks; and

•	Closed the accretive all cash acquisition of Svenska Petroleum Exploration AB (“Svenska”) for a net purchase price of $40.2 million; which-

•	strategically expanded our West and Central African focus area with a sizeable producing asset that has significant upside potential and future development opportunity in Cote d’Ivoire, a well-established and investment-friendly country;

•	paid back 1.8x(1) our initial net investment during the year, with the performance of the asset tracking well ahead of the Company’s expectations at the time of closing;

(1)	Payback of 1.8x is based on unaudited operational cash flow for the Côte d’Ivoire assets compared to the acquisition price of $40.2 million as of December 31, 2024.

2025 Accomplishments to Date:

•	Entered into new reserves-based revolving credit facility with an initial commitment of $190 million with the ability to grow to $300 million, secured by Vaalco’s Gabon, Egypt and Côte d’Ivoire assets; and

•	Acquired 70% WI in and will operate the CI-705 block in offshore Côte d’Ivoire.

We focus on supporting sustainable shareholder returns and growth. Our strategic vision is to drive significant, long-term shareholder returns by maximizing the value of, and free cash flow from, our existing resource base, coupled with accretive growth.

Sustainability Highlights

We put in place practices to support the rule of law, transparency and good governance, and to oppose corruption. We believe it is also important to contribute to society through business activities, social investment and philanthropic programs. Our core values are supporting and developing our employees and communities, promoting and practicing good environmental stewardship, and improving the quality of life of the people we interact with. Below are highlights of steps we have taken to help promote these values.

2025 PROXY STATEMENT

Sustainability Oversight

Our ESG Committee oversees policies and programs relating to social responsibility and environmental sustainability. By year-end 2024 we had in place three engineers whose remit, in whole or in part, was to engineer, drive and coordinate the technical aspects of the Company’s ESG initiatives.

Since 2022, we have had a standing committee comprised of a cross section of employees, with full participation by our executive team, charged with monitoring adherence to our ESG standards and communicating findings to our ESG Committee.

In Spring 2024 we release our 2023 ESG Report, which includes key ESG sustainability metrics and a detailed analysis of our accomplishments and dedication to our people, the environment, and the countries where we operate.

We prioritize ESG metrics in our executive compensation program to drive execution on these issues. The compensation plan’s ESG score considers total recordable incident rate, carbon footprint reduction targets and company-wide participation in ESG training.

Human Capital

Corporate Governance. We believe our director nominees exhibit a robust mix of skills, experience, diversity and perspectives. We value building diverse teams, embracing different perspectives, fostering an inclusive environment, and supporting diversity of thought, perspective, and professional experience. We believe that diversity in culture and other demographic characteristics can help drive these values. Our governance highlights include:

✔	Ms. Stubbs sits on every Board committee and chairs the Audit Committee;
✔	80% of our director nominees are independent;
✔	100% of the members of the Audit, Compensation and ESG Committee are independent;
✔	The Chairman of the Board is independent;
✔	All directors stand for election annually; and
✔	In 2024, each director nominee attended 100% of the Board meetings and the meetings of the committees on which he or she served.

VAALCO ENERGY, INC.

Diversity of our Workforce. We have a long-standing commitment to equal employment opportunity and a robust and rigorously enforced Equal Employment Opportunity policy. We are proud to disclose that, as of December 31, 2024:

✔	Approximately 33% of our management team in Houston is female;
✔	Our country manager and approximately 12% of the rest of our management team in Egypt is female;
✔	Approximately 11% of our management team in Gabon is female;
✔	96% of our Gabon workforce is Gabonese; and
✔	85% of our Egyptian workforce is Egyptian.

Workforce Health and Safety

We are fully committed to the health and safety of our employees and contractors. We maintain a goal of zero accidents, injuries, unsafe work practices or unsafe conditions for our employees. We prioritize and assure adequate employee training on health and safety issues. We have designed health and safety training programs to reduce risk across our operations, communicated high and insistent expectations of our partners, and created systems that support conformance to these standards.

Environmental Stewardship

We are committed to responsible environmental stewardship. We take precautions to protect natural resources and to prevent accidents from occurring. We have consistently operated vessels at our facilities within the International Convention for the Prevention of Pollution from Ships water discharge standard. In 2024, we had no regulatory reportable marine spills or loss of containment that impacted the environment.

Health, Safety and Environmental Management

In 2023, recognizing the paramount importance of Health, Safety, Security, and Environment (“HSSE”) standards across our corporate portfolio of assets, we introduced the role of HSSE Director.

The HSSE Director oversees the spectrum of HSSE concerns within our organizational framework. This includes proactively identifying potential risks, instituting robust protocols for mitigation, and ensuring that all operational endeavors adhere rigorously to benchmarks.

The HSSE Director spearheads initiatives aimed at fostering a culture of safety consciousness and environmental stewardship. By cultivating an environment where adherence to HSSE principles becomes ingrained in our corporate ethos, the HSSE Director plays an instrumental role in safeguarding not only our assets but also our reputation and societal trust, and serves as the linchpin for integrating best practices and cutting-edge methodologies into our operational framework. By remaining abreast of evolving global standards and emerging trends, the HSSE Director ensures that our organization remains poised to adapt and excel in an ever-evolving landscape.

We believe the appointment of the HSSE Director demonstrates our commitment to prioritizing safety, security, and environmental sustainability across all facets of our operations. Through his leadership and strategic vision, we continue to fortify our position as a responsible corporate citizen, dedicated to upholding our commitment to HSSE excellence on both a local and international scale.

2025 PROXY STATEMENT

Health, Safety and Environmental Management Systems. Our Incident Reporting and Analysis System was developed to effectively communicate across the various levels and functions within Vaalco safety and environmental objectives, goals and performance measures set by management. Our program incorporates numerous elements in order to achieve the highest level of risk mitigation possible. These elements include:

✔	Incorporating environmental management issues and results to annual incentives;
✔	Quarterly management auditing of offshore platforms and one HSSE certified compliance employee offshore on the platforms at all times;
✔	Establishment of quantifiable goals with deadlines for continuous improvement of environmental protection and worker safety;
✔	Collecting, monitoring, measuring and trending of key environmental and safety data; and
✔	Robust safety and environmental training programs and requirements for employees and contractors.

Greenhouse Gas Emissions. We are committed to managing our emissions and seek to identify, evaluate and measure climate-related risks by incorporating them in our management process and field development plans. During 2024, we continued to build upon our work from the previous year and have identified several areas in which we were able to achieve significant impacts on overall emissions:

✔	Achieved a 12% reduction in overall Scope 1 CO2 equivalent emissions with a 6.6% reduction in CO2 equivalent intensity by maintaining a strong focus on efficient field operations across all business units; and
✔	Implemented a field-wide hydrocarbon emissions detection and reporting program for all countries that allows for data analysis and further optimization.

VAALCO ENERGY, INC.

Community Involvement

We take pride in our reputation as a good corporate citizen, and support the communities where we operate. We view our support and involvement in local communities as being critical to our “social license to operate.” In 2024,

✔	we helped construct infrastructure to furnish clean water to local communities in Equatorial Guinea;
✔	we provided funding to rehabilitate schools and training centers, construct water wells, install potable water systems and community solar lighting, and organize sports and other community events that improve the social fabric of local communities in Gabon;
✔	we provided school supplies to underserved schools and material support to the families of children battling cancer in Houston; and
✔	we planted hundreds of plants in various parks and along trails throughout Houston.

2025 PROXY STATEMENT

Proposal No. 1

Election of Directors

Director Nominees

On March 10, 2025, the Board, upon recommendation of the ESG Committee, voted to nominate the individuals named in the table below for election. The Board asks you to elect the five nominees named below as directors for a term that expires at the 2026 Annual Meeting of Shareholders. The table below provides summary information about the five director nominees. For more information about the director nominees, see page 19.

Name	Director Since	Independence Status	Board Committees

Andrew L. Fawthrop	2014	Independent	Audit, Compensation, ESG, Strategic,
			Technical and Reserves

George W. M. Maxwell	2020	Not Independent	Strategic, Technical and Reserves

Cathy Stubbs	2020	Independent	Audit, Compensation, ESG, Strategic,
			Technical and Reserves

Fabrice Nze-Bekale	2022	Independent	Audit, Compensation, ESG, Strategic

Edward LaFehr	2022	Independent	Compensation, ESG, Strategic, Technical
			and Reserves

Proposal No. 2

Ratification of Appointment of Independent Registered Public Accounting Firm

Auditor Ratification

The Board is asking you to ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Even if our shareholders ratify the appointment of KPMG, the Audit Committee may, in its sole discretion, terminate such engagement and direct the appointment of another independent registered public accounting firm at any time during the year. For additional information concerning KPMG, see page 38.

VAALCO ENERGY, INC.

Proposal No. 3

Advisory Resolution on Executive Compensation

Say-on-Pay

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking our shareholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement. For a detailed description of our executive compensation program, see “Compensation Discussion and Analysis” beginning on page 46.

Vote Required for Each Proposal

●	Proposal No. 1. Election of Directors. The five director nominees who receive the greatest number of “FOR” votes cast by the shareholders, a plurality, will be elected as our directors. You may vote “FOR” all the director nominees, withhold authority to vote your common stock for all the director nominees or withhold authority to vote your common stock with respect to any one or more director nominees. Withholding authority to vote your common stock with respect to one or more director nominees will have no effect on the election of those nominees. For this proposal, broker non-votes will not be taken into account for purposes of determining the outcome of the election of directors. There is no cumulative voting. If you own your shares through a broker, you must give the broker instructions to vote your shares in the election of directors if you wish for your shares to be voted. If you submit a proxy card without voting instructions for this proposal, your shares will be voted “FOR” each director, in accordance with the Board’s recommendation.

●	Proposal No. 2. Ratification of Appointment of Independent Registered Public Accounting Firm. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of votes cast affirmatively or negatively. Abstentions will not be considered “votes cast” and will have no effect on the vote. Broker non-votes have no impact on the proposal to ratify the appointment of the independent auditor because your broker has discretionary authority to vote your common stock in the absence of affirmative instructions from you with respect to this proposal. If you submit a proxy card without voting instructions, your shares will be voted “FOR” this proposal, in accordance with the Board’s recommendation.

●	Proposal No. 3. Advisory Resolution on Executive Compensation. Our NEO compensation will be considered approved by our shareholders in an advisory manner upon the affirmative vote of a majority of votes cast affirmatively or negatively. For this proposal, abstentions and broker non-votes will not be considered “votes cast” and will have no effect on the vote. If you own your shares through a broker, you must give the broker instructions to vote your shares in the advisory vote on compensation of our NEOs if you wish for your shares to be voted. If you submit a proxy card without voting instructions, your shares will be voted “FOR” this proposal, in accordance with the Board’s recommendation.

2025 PROXY STATEMENT

Voting and Other Procedures Related to the Annual Meeting

Record Date and Persons Entitled to Vote

The Board has set the close of business on April 11, 2025 as the record date for shareholders entitled to notice of and to vote at the meeting. At the close of business on the record date, there were 105,079,017 shares of Vaalco common stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Procedure to Access Proxy Materials Over the Internet

Your Notice or (if you received paper copies of the proxy materials) your proxy card will contain instructions on how to view our proxy materials for the Annual Meeting on the internet. Our proxy materials are also available at www.proxyvote.com.

How to Vote

The Board encourages you to exercise your right to vote. Registered shareholders can vote in person at the Annual Meeting or by proxy. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct. If you are a shareholder of record (you own shares in your name), there are three ways to vote by proxy:

●	By internet—You may vote over the internet at www.proxyvote.com by following the instructions on the Notice or, if you received your proxy materials by mail, by following the instructions on the proxy card.

●	By telephone—Shareholders located in the United States that receive proxy materials by mail may vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card.

●	By mail—If you received proxy materials by mail, you can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope.

Telephone and internet voting will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 4, 2025.

Voting by proxy will not limit your right to vote at the Annual Meeting if you decide to attend in person. The Board recommends that you vote by proxy since it is not practical for most shareholders to attend the Annual Meeting.

If you are a street name shareholder (that is, if your shares are held of record in the name of a bank, broker or other holder of record), you will receive instructions from the bank, broker or other record holder of your shares. Most shareholders are street name shareholders. You must follow the instructions of the holder of record (e.g., your bank or broker) in order for your shares to be voted. If you are a street name shareholder, you must obtain a proxy, executed in your favor, from the holder of record (likely your broker) to be able to vote in person at the Annual Meeting.

The shares represented by all valid proxies received by telephone, by internet or by mail will be voted in the manner specified by the shareholder. However, if you submit a proxy card that does not provide your voting instructions as to each proposal, proposals for which you do not provide instructions will be voted as follows:

●	FOR the nominees for directors named in this Proxy Statement;

●	FOR ratification of the appointment of the independent registered public accounting firm; and

●	FOR approval of the advisory resolution on executive compensation;

VAALCO ENERGY, INC.

How to Change Your Vote; Revocability of Proxy

If you are a shareholder of record, you may later revoke your proxy instructions by:

●	delivering a notice of revocation to Vaalco Energy, Inc., Attn: Corporate Secretary, 2500 CityWest Blvd., Suite 400 Houston, Texas 77042;

●	voting again by the internet or telephone (only the last vote cast will be counted), provided that you do so before 11:59 p.m. Eastern Time on June 4, 2025;

●	submitting a properly signed proxy with a later date; or
●	voting in person at the Annual Meeting.

If you are a street name shareholder, you may later revoke your proxy instructions by following the procedures provided by your bank, broker or other record holder that holds your shares for you.

Attending the Meeting in Person

All persons wishing to attend the Annual Meeting in person must present photo identification.

Shareholders of record must present photo identification and an admission ticket. If you received the Notice and you plan to attend the Annual Meeting, you may request an admission ticket by calling investor relations at 713- 543-3422. If you received your proxy materials by mail, an admission ticket is attached to your proxy card. If you plan to attend the Annual Meeting, please submit your proxy but keep the admission ticket and bring it with you to the Annual Meeting.

If you hold your shares in street name (e.g., you are the beneficial owner of shares held by your broker), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement with your name on it, or a letter from your bank or broker, are examples of proof of ownership.

Quorum

Your stock is counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly vote by internet, telephone or mail. In order for us to hold our Annual Meeting, holders of a majority of the stock issued and outstanding and entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

2025 PROXY STATEMENT

Routine and Non-Routine Matters; Abstentions and Broker Non-Votes; Proxy Cards with No or Partial Voting Instructions

The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ stock held in street name on “routine matters” when the brokers have not received voting instructions from their customers. The NYSE does not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares that the broker is unable to vote are called “broker non-votes.”

The ratification of the appointment of the independent registered public accounting firm is a routine matter on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions.

The election of directors and the advisory vote to approve our executive compensation are nonroutine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers.

Remember, if you submit a proxy card, any proposals for which you do not provide instructions will be voted in accordance with the Board’s recommendations.

Under Delaware law, abstentions are counted as shares present and entitled to vote at the Annual Meeting, but they are not counted as votes cast. Our bylaws provide that, except as otherwise required by law, our certificate of incorporation or the rules of any stock exchange on which our securities are listed, all matters other than the election of directors shall be determined by a majority of the votes cast affirmatively or negatively. Therefore, abstentions will have no effect on the outcome of the proposals for the ratification of the appointment of the independent registered public accounting firm or the advisory vote to approve our executive compensation.

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Proxy Solicitation

In addition to sending you these materials or otherwise providing you access to these materials, some of our directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail or in person. You may also be solicited by our proxy solicitor, D.F. King & Co., by means of press releases issued by Vaalco, postings on our website at www.Vaalco.com, advertisements in periodicals, or other media forms. None of our officers or employees will receive any extra compensation for soliciting you.

We will reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of our common stock. In addition, to assist us with our solicitation efforts, we have retained the services of D.F. King & Co., Inc. for a fee of approximately $6,500 plus out-of-pocket expenses.

Tabulation

We have designated our General Counsel to tabulate and certify the vote at the Annual Meeting.

Results of the Vote

We will announce the preliminary voting results at the Annual Meeting and disclose the final voting results in a current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days of the date of the Annual Meeting unless only preliminary voting results are available at the time of filing the Form 8-K. To the extent necessary, we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known. You may access or obtain a copy of these and other reports free of charge on the Company’s website at www.Vaalco.com. The reports we file with the SEC are also available on the SEC’s website at www.sec.gov.

List of Shareholders

A complete list of all shareholders entitled to vote at the Annual Meeting will be open for examination by any shareholder during normal business hours for a period of ten days prior to the Annual Meeting at our offices, 2500 CityWest Blvd., Suite 400, Houston, Texas, 77042.

VAALCO ENERGY, INC.

Proposal No. 1

Election of Directors

Overview

On March 10, 2025, the Board, upon recommendation of the ESG Committee, voted to nominate the individuals named below for election. The Board asks you to elect the five nominees named below as directors for a term that expires at the 2026 Annual Meeting of Shareholders and until either they are reelected or their successors are elected and qualified:

•	Andrew L. Fawthrop

•	George W. M. Maxwell

•	Cathy Stubbs

•	Fabrice Nze-Bekale

•	Edward LaFehr

Each nominee currently serves as a director. Biographical information for each is contained below. No proposed nominee is being nominated for election pursuant to any arrangement or understanding between the nominee and any other person.

The Board has no reason to believe that any nominee will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the number of the Company’s directors will be reduced or the persons named as proxies on the accompanying proxy card, or their substitutes, will vote for the election of a substitute nominee that the Board recommends. Only the nominees designated by the Board will be eligible to stand for election as directors at the Annual Meeting.

Director Nominee Information and Qualifications

The following table provides information with respect to each nominee. Each director will be elected to serve until the next annual meeting or his or her earlier death or resignation or until his or her successor is elected and qualified.

Name	Age	Title
Andrew L. Fawthrop	72	Director and Chairman of the Board
George W. M. Maxwell	59	Director and Chief Executive Officer
Cathy Stubbs	58	Director
Fabrice Nze-Bekale	51	Director
Edward LaFehr	65	Director

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The following is a brief description of the background and principal occupation of each director nominee:

Andrew L. Fawthrop Director and Chairman of the Board Age: 72 Director Since: 2014

Andrew L. Fawthrop — Mr. Fawthrop has served on the Board since October 2014 and as the Chairman of the Board since December 2015. Mr. Fawthrop has deep and broad-based experience in the oil and gas industry, including in Africa, having served for 37 years with Unocal Corporation and Chevron Corporation (following its acquisition of Unocal in 2005) in a vast number of international leadership positions. Most recently, from January 2009 until his retirement in 2014, Mr. Fawthrop served as Chair and Managing Director for Chevron Nigeria. Prior to his assignment in Nigeria, Mr. Fawthrop served as President and Managing Director for Unocal/Chevron Bangladesh from 2003 until 2007. In his professional career, Mr. Fawthrop held various positions of increasing responsibility for exploration activities around the world in geographies including China, Egypt, Indonesia, South America, Africa, Latin America and Europe. Mr. Fawthrop served as a Member of the Advisory Board of Eurasia Group. He served as a Director of Hindustan Oil Exploration Co. Ltd. from 2003 to 2005. He was an active member of the United States Azerbaijan Chamber of Commerce, the Asia Society of Texas and the Houston World Affairs Council. Mr. Fawthrop holds a Bachelor of Science in Geology and Chemistry and a Master’s degree in Marine Geology from the University of London.

Mr. Fawthrop’s significant experience in the international exploration and production (“E&P”) industry, particularly his experience in Africa, provides a valuable resource to the Board. In addition, through his prior leadership roles and activities, he has extensive operational experience and strategy-making abilities with an executive-level perspective and knowledge base that provides a strong platform for the Board.

George W. M. Maxwell Director and Chief Executive Officer Age: 59 Director Since: 2020

George W. M. Maxwell — Mr. Maxwell became Chief Executive Officer of Vaalco on April 18, 2021. Mr. Maxwell has over 25 years of experience in the oil and gas industry, including in both the producing and service/manufacturing arenas. Mr. Maxwell founded Eland Oil & Gas Plc. in 2009 and served as the company’s Chief Executive Officer from September 2014 to December 2019, Chief Financial Officer from 2010 to 2014, and as a member of the board of directors from 2009 to 2019, until the company was acquired by Seplat Petroleum Development Company Pls. on December 17, 2019. Prior to founding Eland Oil & Gas Plc., Mr. Maxwell served as the business development manager for Addax Petroleum and, prior to this, commercial manager in Geneva. Mr. Maxwell joined Addax Petroleum in 2004 and held the general manager position in Nigeria, where he was responsible for finance, and fiscal and commercial activities. Prior to this, Mr. Maxwell worked with ABB Oil & Gas as vice president of finance based in the UK with responsibilities for Europe and Africa. He held a similar position in Houston, from where the organization ran its operations in ten countries. Mr. Maxwell was finance director in Singapore for Asia Pacific and Middle East, handling currency swaps and minimizing exposures during the Asian financial crisis of the late 1990s. Mr. Maxwell graduated from Robert Gordon University in Aberdeen with a Master’s in Business Administration. Mr. Maxwell is a Fellow of the Energy Institute in the UK and has formerly served on the boards of directors of Elcrest Exploration and Production Nigeria Ltd. and Westport Oil Limited.

Mr. Maxwell’s significant experience serving in executive leadership positions and on the boards of E&P companies, as well as his experience in mergers and acquisitions and strong ties to the London investment community, provide invaluable insight, making him an important resource for the Board.

VAALCO ENERGY, INC.

Cathy Stubbs Director Age: 58 Director Since: 2020

Cathy Stubbs — Ms. Stubbs has served on the Board since June 2020. Ms. Stubbs has over 30 years of experience in the energy industry, most recently serving 17 years with Aspire Holdings, LLC (formerly Endeavour International Corporation), an independent international oil and gas exploration and production company focused in the North Sea and United States. Ms. Stubbs held numerous roles at Aspire Holdings, LLC, including as a director and President and Chief Financial Officer from 2015 to 2021, Senior Vice President and Chief Financial Officer from 2013 to 2015, Vice President, Finance and Treasury, and served in other corporate development and accounting roles from 2004 to 2013.

Prior to joining Aspire Holdings, LLC she served as Assistant Controller, Financial Reporting and Corporate Accounting at Devon Energy, Inc. (formerly Ocean Energy, Inc.) from 1997 to 2004. Ms. Stubbs began her career in public accounting with KPMG, an international audit and business strategy consulting firm, where she rose to the title of Audit Manager. Ms. Stubbs is a Certified Public Accountant in the State of Texas and she currently serves on the board of directors of Amazing Place, and serves as the treasurer and supervisor of Memorial Villages Water Authority Board. Ms. Stubbs holds a Bachelor's degree in Business Administration, and Master's degree in Professional Accounting, from the University of Texas at Austin.

Ms. Stubbs’ significant experience in accounting, finance, risk management and her service in various director and executive roles provide a valuable resource to the Board.

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Fabrice Nze-Bekale Director Age: 51 Director Since: 2022

Fabrice Nze-Bekale — Mr. Nze-Bekale joined the Board in 2022. He has over 25 years of experience in mining, banking, telecoms, mergers and acquisitions and international finance. Mr. Nze-Bekale has served on numerous boards and as a senior executive across his career. He currently serves as an independent director on the Board of Orabank Gabon, where he is also the Chairman of the Audit Committee and serves on the Risk Committee and Ethics and Good Governance Committee. Mr. Nze-Bekale is the Chairman of the board of directors of Airtel Money Gabon, a role he began in 2021. He was appointed to the board of directors of Gabon Power Company, the Gabonese sovereign wealth fund’s vehicle dedicated to developing PPPs in the utilities sector, in January 2024. He also began serving as the executive president of the board of directors of Gabon Angel Investing Network in 2021. From 2012 to 2020, he was a member of the Board of the Fonds Gabonais d’Investissements Strategiques, Gabon’s sovereign wealth fund. He has also served on the Boards of several Gabonese mining companies.

Mr. Nze-Bekale has been Chief Executive Officer of ACT Afrique, a leading advisory firm in West Africa and based in Dakar, Senegal, since 2017, and an executive member of the board of directors since 2020. ACT Afrique provides strategic advisory and investment banking expertise to governments as well as to public and private entities in West Africa. Prior to joining ACT Afrique, from 2012 to 2017, he served as Chief Executive Officer of Societe Equatoriale des Mines, the national mining company in Gabon, which he helped create to manage Gabon’s investments in the sector. Prior to that, he was Director of Investment Banking for Standard Bank PLC based in London from 2008 to 2011 and Finance Manager for Celtel International from 2005 to 2008. Fabrice began his career at Citibank Gabon, where he rose to become the Head of Corporate Banking. Mr. Nze-Bekale is a Gabonese national and holds a Master’s degree in Finance and Financial Engineering from the University of Paris-Dauphine (France) with a Master of Business Administration from the London Business School (UK).

Mr. Nze-Bekale’s significant experience in the areas of mining, banking, telecom and finance, his service in various director and executive roles, and his knowledge of Gabon and other West African countries make him a valuable resource for the Board.

VAALCO ENERGY, INC.

Edward LaFehr Director Age: 65 Director Since: 2022

Edward LaFehr — Mr. LaFehr joined the Board following Vaalco’s combination with TransGlobe in October 2022. Mr. LaFehr was appointed to TransGlobe’s Board of Directors in March 2019. Mr. LaFehr retired from Baytex Energy Corporation in January of 2023 after serving 6 years as President and Chief Executive Officer. Since November of 2023, Mr. LaFehr has served on the Board of Directors of STEP Energy Services Ltd. (TSE:STEP), an energy services company that provides coiled tubing, fluid and nitrogen pumping and hydraulic fracturing solutions. Mr. LaFehr has 40 years of experience in the energy industry working with Amoco, BP, Talisman, TAQA and Baytex, holding senior positions in North American, European and Middle Eastern regions. Prior to joining Baytex, he was President of TAQA’s North American energy business and subsequently Chief Operating Officer for TAQA, globally. Prior to this, he served as Senior Vice President for Talisman Energy. From 2009 to 2011 Mr. LaFehr was Managing Director of Pharaonic Petroleum Company in Cairo, Egypt. He also served on BP Egypt’s executive team and represented BP’s interests on the Board of the Pharaonic JV as well as ENI’s Petrobel JV with the Egyptian Government. Mr. LaFehr holds Master’s degrees in geophysics and mineral economics from Stanford University and the Colorado School of Mines, respectively.

Mr. LaFehr’s significant experience in executive roles at energy companies, as well as his expertise and credentials pertaining to oil, natural gas and NGL exploration, development and production, make him a valuable addition to the Board.

Vote Required

The five director nominees who receive the greatest number of “FOR” votes cast by the shareholders, a plurality, will be elected as our directors. You may vote “FOR” all the director nominees, withhold authority to vote your common stock for all the director nominees or withhold authority to vote your common stock with respect to any one or more director nominees. Withholding authority to vote your common stock with respect to one or more director nominees will have no effect on the election of those nominees. For this proposal, broker non-votes will not be taken into account for purposes of determining the outcome of the election of directors. There is no cumulative voting. If you own your shares through a broker, you must give the broker instructions to vote your shares in the election of directors if you wish for your shares to be voted. If you submit a proxy card without voting instructions for this proposal, your shares will be voted “FOR” each director, in accordance with the Board’s recommendation.

Board Recommendation

The Board recommends that shareholders vote “FOR” the election of each of the nominees.

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Board Composition, Independence and Communications

Board Composition

The following table provides information about each director currently serving on our Board:

●  Member  ● Chair

			Committee Membership
Name	Independent	Director Since	Audit	Compensation	Environmental, Social and Governance	Strategic	Technical and Reserves
Andrew L. Fawthrop Chairman of the Board	●	2014	●	●	●	●	●
George W.M. Maxwell		2020				●	●
Cathy Stubbs Audit Committee Financial Expert	●	2020	●	●	●	●	●
Fabrice Nze-Bekale	●	2022	●	●	●	●
Edward LaFehr	●	2022		●	●	●	●

The directors’ experiences, qualifications and skills that the Board considered in their re-nomination are included in their individual biographies set forth above under “Proposal No. 1—Election of Directors.”

Director Independence

It is Vaalco’s policy that a majority of the members of the Board be independent. Our common stock is listed on the NYSE and the London Stock Exchange (the “LSE”) under the symbol “EGY.” The rules of the NYSE require that a majority of the members of our Board be independent and the LSE recommends that at least a majority of the members of the Board be independent.

In assessing independence, the Board has determined that, with respect to each of Messrs. Fawthrop, Nze-Bekale, and LaFehr, and Ms. Stubbs, no material relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. In addition, the Board considered relationships and transactions involving directors or their affiliates or immediate family members that would be required to be disclosed as related party transactions and described under “—Related Party Transactions” below, of which there were none; and other relationships and transactions involving directors or their affiliates or immediate family members that would rise to the level of requiring such disclosure, of which there were none.

Based on the foregoing, the Board affirmatively determined that each of Messrs. Fawthrop, Nze-Bekale, and LaFehr, and Ms. Stubbs, qualifies as “independent” for purposes of the Company’s Corporate Governance Principles and NYSE listing rules. Mr. Maxwell does not qualify as “independent” because he is an employee of the Company.

VAALCO ENERGY, INC.

The Board has also determined that each member of the Audit Committee qualifies as independent under the audit committee independence rules established by the SEC, and meets the NYSE’s financial literacy requirements. In addition, each member of the Compensation Committee qualifies as a “non-employee director” under SEC rules.

There are no family relationships between any of our directors or executive officers.

Selection of Director Nominees

General Criteria and Process. We require that our directors display the highest personal and professional ethics and integrity, and be committed to representing the long-term interests of our shareholders. Each must also have an inquisitive and objective perspective, practical wisdom, and mature judgment. Our directors should have a complimentary range of experience in business areas that are relevant to the Company’s global activities. We believe that diversity in culture and other demographic characteristics can be important sources of complementarity.

Under its charter, the ESG Committee is responsible for determining criteria and qualifications for Board nominees to be used in reviewing and selecting director candidates, including those described in our Corporate Governance Principles. The criteria and qualifications include:

•	personal characteristics such as integrity, education, diversity of background and experience, age, race, ethnicity and gender;

•	the availability and willingness to devote sufficient time to the duties of a director;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the oil and gas industry and with relevant social policy concerns;

•	a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards;

•	experience as a Board member of another publicly held company;

•	freedom from conflicts of interest, and whether the candidate would be independent under NYSE rules; and

•	practical and mature business judgment.

These criteria and qualifications are not exhaustive, and the ESG Committee and the Board may consider other qualifications and attributes which they believe are appropriate. Other than ensuring that at least one member of the Board and the Audit Committee is a financial expert and a majority of the Board members meet applicable independence requirements, the ESG Committee retains broad discretion in determining the composition and experience of the Board as a whole. The ESG Committee evaluates potential nominees based on the contribution such nominee’s background and skills could have upon the overall functioning of the Board in light of the perceived needs of the Company at the time such evaluation is made.

The ESG Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the ESG Committee’s criteria for Board service are frequently renominated.

2025 PROXY STATEMENT

As to new candidates, the ESG Committee will generally poll the Board and members of management for recommendations. The ESG Committee may also review the composition and qualification of the boards of directors of Vaalco’s peer group and competitors and may seek input from search firms or from industry experts or analysts. The ESG Committee then reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the ESG Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group with diverse backgrounds that can best represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the ESG Committee makes its recommendation to the Board.

Shareholder Recommendation of Director Candidates. The ESG Committee considers all candidates recommended by our shareholders in accordance with the advance notice provisions of our bylaws. Shareholders may recommend candidates by writing to the Corporate Secretary at Vaalco Energy, Inc., 2500 CityWest Blvd., Suite 400, Houston, Texas 77042, stating the recommended candidate’s name and qualifications for Board membership and otherwise providing all of the information required by the advance notice provisions in our bylaws, and complying with the deadlines and timelines specified therein. When considering candidates recommended by shareholders, the ESG Committee follows the same Board membership qualifications evaluation and nomination procedures that are outlined above. Our ESG Committee has not established a minimum number of shares of common stock that a shareholder must own, or a minimum length of time during which the shareholder must own its shares of common stock, in order to recommend a director candidate for consideration.

Communicating Concerns to Directors

In order to provide our shareholders and other interested parties with a direct and open line of communication to the Board, the Board has adopted procedures for communications to directors. Our shareholders and other interested persons may communicate with the Chair of our Audit Committee or with our non-employee directors as a group, by written communications addressed in care of Corporate Secretary, Vaalco Energy, Inc., 2500 CityWest Blvd., Suite 400, Houston, Texas 77042.

All communications received in accordance with these procedures will be reviewed initially by our Corporate Secretary who will relay all such communications to the appropriate director or directors unless it is determined that the communication:

•	does not relate to our business or affairs or the functioning or constitution of the Board or any of its committees;

•	relates to routine or insignificant matters or matters that do not warrant the attention of the Board;

•	is an advertisement or other commercial solicitation or communication;

•	is a resume or other form of job inquiry;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to directors.

VAALCO ENERGY, INC.

A director who receives any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

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Corporate Governance

Board Risk Oversight

While the Board, with input from each of its committees, oversees Vaalco’s risk management function, Vaalco’s management team is responsible for the execution of our day-to-day risk management process. The Audit Committee reviews with management, as well as internal and external auditors, the Company’s business risk management process, including the adequacy of Vaalco’s overall control environment and controls in selected areas representing significant financial and business risk, including cybersecurity. The Audit Committee periodically discusses its assessment with management and considers the impact of risk on our financial position and the adequacy of our risk-related internal controls. Our Compensation Committee considers risks that could be implicated by our compensation programs, including whether they encourage excessive risk-taking. Our Technical and Reserves Committee oversees the evaluation and reporting of the Company’s oil, gas and NGL reserves, and our ESG Committee annually reviews the effectiveness of our leadership structure and manages succession planning. Each Board committee, as well as senior management, reports regularly to the full Board.

Succession Planning

A key responsibility of our CEO and Board is to ensure that an effective process is in place to provide continuity of leadership over the long-term. Each year, a review of senior leadership succession is conducted by the Board based upon the recommendation of the ESG Committee. During this review, the CEO and the independent directors discuss candidates for senior leadership positions, succession timing for those positions, and development plans for high-potential candidates. This process forms the basis for ongoing leadership assignments.

Board Leadership Structure

Our current board structure separates the roles of Chief Executive Officer and Chairman of the Board, with Mr. Maxwell serving as Chief Executive Officer and Mr. Fawthrop serving as Chairman of the Board. We believe this leadership structure allows Mr. Maxwell to focus primarily on our day-to-day operations and the implementation of our strategic, financial and management policies and allows Mr. Fawthrop to lead our Board in the identification of strategic priorities and the evaluation of strategy execution. The Board currently believes that this distribution of oversight is the best method of ensuring optimal Company performance and risk management.

Our Corporate Governance Principles provide that in the event the Chairman of the Board is not an independent director, or when the independent directors determine that it is in the best interests of the Company, the independent directors will also appoint a lead independent director. The primary role of the lead independent director would be to ensure independent leadership of the Board, as well as to act as a liaison between the non-management directors and our Chief Executive Officer. Because our Chair of the Board is an independent director, our Board has determined that a lead independent director is not currently required.

Board Evaluation

We believe a rigorous Board evaluation process is important to the effectiveness of our Board. To that end, our ESG Committee annually assesses the performance of the Board. As part of the evaluation, the ESG Committee reviews areas in which they or management believe the Board can make a better contribution to the governance of the Company. Additionally, each of our Board committees conducts an annual evaluation of its own performance.

VAALCO ENERGY, INC.

Insider Trading Policy; Prohibition on Hedges and Pledges

We have an insider trading policy that prohibits our officers, directors and employees from purchasing or selling our securities in the open market while being aware of material, non-public information about the Company and disclosing such information to others who may trade in securities of the Company.

Our insider trading policy also prohibits our officers, directors and employees from engaging in hedging activities or other short-term or speculative transactions in the Company’s securities such as zero-cost collars and forward sale contracts. We believe that these hedging transactions would allow those covered by our insider trading policy to own our securities without the full risks and rewards of ownership, which could result in misalignment between our general shareholders and the individual engaging in the hedge. In addition, our insider trading policy prohibits all covered persons from pledging our securities or using them as collateral for a loan or as part of a margin account without the consent of our Board. The Board believes the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024. For additional information, see “Compensation Discussion and Analysis—Other Compensation Information—Prohibition on Hedges and Pledges.”

Stock Ownership Guidelines

The Board believes that it is in the best interests of the Company and its shareholders to align the financial interests of the officers of the Company and of the Board with those of the Company’s shareholders. To effect this, the Board enforces minimum stock ownership guidelines that require that the individuals noted below hold an interest in the Company’s stock as follows:

Title	Stock Ownership Requirement
Chief Executive Officer	Three (3) times annual base salary
Independent Director	Five (5) times annual cash director retainer
Chief Financial Officer	Three (3) times annual base salary
Other Executive Officers	Two (2) times annual base salary

In general, the forms of equity ownership that can be used to satisfy the ownership requirements include shares held directly, unvested shares of restricted stock, and vested share-settled equity awards that have been deferred. Our guidelines do not count unexercised stock options, vested and unexercised stock appreciation rights (“SARs”), or cash-settled awards towards the ownership requirements.

Each officer and director has five years from the adoption of the policy or date of appointment, whichever is later, to attain compliance with the ownership requirement and, until a covered individual is in compliance, he or she must retain an amount equal to 60% of the net shares received since appointment as a result of the exercise, vesting or payment of any Company equity awards granted. If, for any reason, an individual’s ownership falls below the requirement, he or she is again required to retain 60% of any future awards until the ownership requirement is again attained.

Compliance with this policy is reviewed by the ESG Committee on an annual basis, and the ESG Committee may exercise its discretion in response to any violation of this policy. In addition, the Compensation Committee will take into account compliance with the requirements in determining grants of long-term incentive plan awards or annual equity retainers. The ESG Committee found all directors and officers to be in compliance in 2024.

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Code of Ethics and Corporate Governance Documents

We have adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Both codes are available on our website at www. Vaalco.com. Our website also includes copies of the other corporate governance policies we have adopted, including our Corporate Governance Principles, and the charters of our Audit, Compensation and ESG Committees. Print copies of these documents are available upon request by contacting our investor relations group.(1)

We have not granted any waivers to our codes of ethics to any of our directors or executive officers. To the extent required by law or regulation, we intend to post any waivers or amendments to our codes of ethics on our website.

(1)	Information appearing on or connected to our website, including our Code of Business Conduct and Ethics for Directors, Officers and Employees, Code of Ethics for the Chief Executive Officer and Senior Financial Officers, corporate governance policies, including our Corporate Governance Principles, and the charters of our Audit, Compensation and ESG Committees, is not deemed to be incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we file with the SEC.

Environmental, Social and Corporate Governance

We believe that in addition to being the right thing, operating our business ethically and responsibly is key to our long-term success. Social and environmental values guide how we manage our business and allow us to help local economies thrive. These three values are foundational: (i) a commitment to the safety of our employees and the environment, (ii) a commitment to society and local communities, and (iii) a commitment to high ethical standards. Our Board’s experience in the oil and gas sector, and in Africa, provides a strong foundation to oversee ESG issues facing Vaalco and our industry.

Commitment to World-Class Safety. The health and safety of our employees, our contractors, and the communities where we operate are important to us. Our commitment to safe operations is foundational to our business strategy and reflects our unwavering commitment to preserve and maintain our excellent HSSE record. In light of this commitment, we are engaged in efforts to align our safety management systems with international standards, such as ISO 45001, which is the International Organization for Standardization’s standard for management systems of occupational health and safety published in March 2018. In addition, we regularly engage in process safety management training and have developed our own “people-based” safety program.

We foster environmental stewardship through continuous training programs, dedicated emergency environmental response capabilities, and being highly conscious of any environmental impact of our operations, including impacts on carbon emissions and biodiversity. During 2020, we undertook a comprehensive baseline study to more fully understand and manage our carbon footprint. In 2023, we recalibrated and expanded the model to capture our newly acquired assets in Canada and Egypt. The baseline study comprised building a greenhouse gas emissions inventory and diagnostic across the entire operating base and asset integrity audits. This baseline allows us to make better and more informed decisions about our carbon reduction strategy. In 2024, we undertook a comprehensive technical audit of carbon data collection, emission calculations and data retention in Gabon, along with a Company-wide environmental, social, health and safety assessment. This is all part of our long-term commitment to responsible operations that minimize adverse environmental impacts.

VAALCO ENERGY, INC.

Our commitment to safety is directly reflected in our compensation philosophy. Our Compensation Committee considers safety performance as an annual factor in determining the annual bonuses payable to our NEOs. We believe that linking executive remuneration to safety performance helps directly incentivize our executives to instill a safety-first culture Commitment to Society and Local Communities.

We are committed to supporting the development of the local communities where we operate. Ninety-six percent of our local workforce in Gabon are Gabonese, and 100% of female management employees in Gabon are Gabonese. Eighty-five percent of our local workforce in Egypt are Egyptian, and 100% of female management employees in Egypt are Egyptian. Within our Houston offices, 31% of our workforce is female and 33% of those in Houston serving in management roles are female. Approximately 27% of our workforce in Canada is female. Our company hiring practices are based on the foundation that we do not discriminate based on race, religion, color, national origin, physical disability, sex, sexual orientation, or age in hiring.

Commitment to Ethics. We hold our business and employees to the highest ethical standards. Our corporate governance policies are designed to conform to both SEC guidelines and the U.K. Corporate Governance Code and are overseen by our Board. We do not tolerate bribery or corruption and we rigorously educate our employees on compliance with applicable anticorruption laws.

We believe a commitment to high ethical standards benefits our investors, employees, customers, suppliers, governments, communities, business partners and all others who have a stake in how we operate.

Governing our Operations. Vaalco remains committed to cultivating a culture anchored in ethical principles, adherence to the law, and personal accountability among ourselves and in our engagements with governments, contractors, and business partners. Our corporate policies set our standards for ethical conduct and are applicable to all personnel.

ESG Report. It is right, and it is necessary for our long-term success, to operate our business ethically and responsibly. This includes operating in a manner that takes into account our environmental impact. We encourage you to review the “Sustainability” section of our website, www.Vaalco.com, for details. You can also view our most recent ESG Report there.(1)

(1)	Information appearing on or connected to our website, including our ESG Report, is not deemed to be incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we file with the SEC.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Andrew L. Fawthrop, Edward LaFehr, Fabrice Nze-Bekale, and Cathy Stubbs.

None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Compensation Committee or our Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee. There are no Compensation Committee interlocks or relationships with any company our directors are affiliated with.

2025 PROXY STATEMENT

Board Committee Membership and Meetings

Committees of Directors

Our Board has three standing, regular committees: the Audit Committee, the Compensation Committee and the ESG Committee. Each has a charter that governs its duties and responsibilities, which is available on Vaalco’s website at www.Vaalco.com.(1) Each committee is operated according to the rules of the NYSE and each committee member meets the applicable independence requirements of the NYSE and SEC. Our Board has also determined that each member of the Compensation Committee constitutes a “non-employee director” for purposes of Rule 16b-3 promulgated under the Exchange Act.

In addition to our three regular committees, the Board has a Strategic Committee that was formed to oversee evaluations of certain strategic alternatives for our Company and a Technical and Reserves Committee to oversee the review, evaluation and reporting of the Company’s oil, gas and NGL reserves and production.

Each of our Board committees reports to the Board. The composition, duties and responsibilities of our Board committees are described below.

(1)	Information appearing on or connected to our website, including the charters of our Audit, Compensation and ESG Committees, is not deemed to be incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we file with the SEC.

Audit Committee
Current Membership	Committee Functions
Ms. Cathy Stubbs (Chair) Mr. Andrew L. Fawthrop Mr. Fabrice Nze-Bekale	•	Selects and reviews the qualifications, performance, and independence of the independent registered public accounting firm
	•	Reviews reports of independent and internal auditors
	•	Reviews and pre-approves the scope and cost of all services (including non-audit services) provided by the independent registered public accounting firm
	•	Monitors the effectiveness of the audit process and financial reporting
	•	Reviews the adequacy of financial and operating controls
	•	Monitors the Company’s compliance with applicable legal and regulatory requirements and Company policies
	•	Reviews and approves or ratifies all related person transactions in accordance with Company’s policies and procedures

The Board has determined that each Audit Committee member is financially literate within the meaning of NYSE listing standards. In addition, the Board has determined that Ms. Stubbs qualifies as an “audit committee financial expert” in accordance with SEC rules and the professional experience requirements of the NYSE. Designation as an “audit committee financial expert” does not impose any duties, obligations, or liabilities that are greater than those imposed on other members of the Audit Committee and the Board, and such designation does not affect the duties, obligations, or liability of any other member of the Audit Committee or the Board.

Under its charter, the Audit Committee is authorized to engage independent advisors at the Company’s expense for advice on any matters within the scope of the Audit Committee’s duties. The Audit Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate.

VAALCO ENERGY, INC.

Compensation Committee
Current Membership	Committee Functions
Mr. Andrew L. Fawthrop (Chair) Ms. Cathy Stubbs Mr. Fabrice Nze-Bekale Mr. Edward LaFehr	•	Approves the salary and other compensation of the Chief Executive Officer
	•	Reviews and approves salaries and other compensation for executive officers other than the Chief Executive Officer
	•	Approves and administers VAALCO’s incentive compensation and equity-based plans
	•	Prepares the annual report on executive compensation
	•	Oversees the independent compensation consultant, if any

Under its charter, the Compensation Committee is authorized to engage independent advisors at the Company’s expense for advice on any matters within the scope of the Compensation Committee’s duties. The Compensation Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate.

ESG Committee
Current Membership	Committee Functions
Mr. Fabrice Nze-Bekale (Chair) Mr. Andrew L. Fawthrop Ms. Cathy Stubbs Mr. Edward LaFehr	•	Reviews VAALCO’s corporate governance principles and practices and recommends changes as appropriate
	•	Evaluates the effectiveness of the Board and its committees and recommends changes to improve the effectiveness of the Board, Board committees, Chairpersons and individual directors
	•	Identifies and recommends prospective director nominees and assists with succession planning
	•	Periodically reviews and recommends changes as appropriate in the Company’s corporate governance policies and committee charters
	•	Provides oversight of policies and programs on issues of social responsibility and environmental sustainability

Under its charter, the ESG Committee is authorized to engage independent advisors at the Company’s expense for advice on any matters within the scope of the ESG Committee’s duties. The ESG Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate.

2025 PROXY STATEMENT

Strategic Committee
Current Membership	Committee Functions
Mr. Andrew L. Fawthrop (Chair) Mr. George W. M. Maxwell Ms. Cathy Stubbs Mr. Fabrice Nze-Bekale Mr. Edward LaFehr	•	Identifies and evaluates potential merger and acquisition opportunities
	•	Assists management with sourcing financing for potential acquisitions or other Company financing needs
	•	Assesses opportunities to divest non-core assets
	•	Provides additional guidance to management on key strategic decisions

We do not maintain a separate charter governing the duties and responsibilities of the Strategic Committee. Instead, our Board delegates authority to the Strategic Committee to take such actions as are deemed necessary or appropriate by the Board. The Strategic Committee is primarily responsible for reviewing strategic alternatives available to the Company, including potential transactions involving business combinations, recapitalizations, asset or securities sales and other extraordinary transactions, and making recommendations to the Board.

Technical and Reserves Committee
Current Membership	Committee Functions
Mr. Edward LaFehr (Chair) Mr. Andrew L. Fawthrop Mr. George W. M. Maxwell Ms. Cathy Stubbs	•	Review the Company’s technical performance and plans, including long-term resource development strategies and new ventures
	•	Engage the Company’s independent reserve evaluators and auditors
	•	Recommend approval of the Company’s statements of reserves data and other oil, natural gas and NGL information prepared by the Company for public dissemination
	•	Conduct and oversee correspondence with regulators, and monitor and engage with officials regarding proposed regulatory initiatives

Under its charter, the Technical and Reserves Committee is authorized to engage independent advisors at the Company’s expense for advice on any matters within the scope of the Technical and Reserves Committee’s duties. The Technical and Reserves Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate.

Meetings and Attendance

In 2024, there were ten Board meetings, four Audit Committee meetings, three Compensation Committee meetings, three ESG Committee meetings, four Strategic Committee meetings, and five meetings of the Technical and Reserve Committee. In 2024, each director attended all of the meetings of the Board held during her or his period of service. In 2024, each committee member attended all of the meetings of each committee he or she was on. We do not have a policy on whether directors are required to attend the Annual Meeting, but all attended it in 2024.

Pursuant to our Corporate Governance Principles, executive sessions of non-management directors are to be held, at a minimum, in conjunction with each regularly scheduled Board meeting. Any director can request that an executive session be scheduled. The sessions are scheduled and presided over by the Chairman of the Board.

VAALCO ENERGY, INC.

Review and Approval of Related Person Transactions

All of our employees and directors are expected to avoid situations and transactions that conflict with their ability to act in the best interests of Vaalco. This policy is included in our Code of Business Conduct and Ethics. Each director and executive officer is instructed to inform the Chairman of the Board and the Corporate Secretary when confronted with any situation that may be perceived as a conflict of interest. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest. The Audit Committee reviews all relevant information, including the amount of all business transactions involving Vaalco and entities with which the director is associated, and makes recommendations, as appropriate, to the Board as to whether a transaction involving an actual or perceived conflict of interest should be permitted.

Under SEC rules, related party transactions are those in which the Company is a participant, the amount exceeds $120,000, and in which any “related person” has a direct or indirect material interest. Executive officers, directors, 5% beneficial owners of our common stock, and their respective immediate family members are considered to be related parties under SEC rules. Any related party transactions that occurred since the beginning of fiscal year 2024, and any currently proposed transactions, are required to be disclosed in this Proxy Statement. Other than with respect to Mr. Pruckl, the Company’s Chief Operating Officer, as discussed below, we are not aware of any related party transactions that occurred during 2024. The Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, the Audit Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote for approval or ratification of the transaction.

Related Party Transactions

In 2024, J. Pruckl Holdings Ltd., an entity owned and controlled by James Pruckl, the son of Thor Pruckl, our Chief Operating Officer, received approximately $164,644 in the aggregate for project contract services for the Company that include pipeline in-line data analysis, jacket structures and subsea pipeline inspections and other related services.

2025 PROXY STATEMENT

Director Compensation

Overview

Our compensation for non-employee directors is designed to be competitive with our peer group and to link rewards to business results and shareholder returns to align our directors’ interests with those of our shareholders. We do not have a retirement plan for non-employee directors. Mr. Maxwell, the only employee who serves as a director, is not paid additional compensation for his service on the Board or any committee.

The Compensation Committee is responsible for evaluating and recommending to the independent members of the Board the compensation of non-employee directors, and the independent members of the Board set the compensation. As part of this review, the Compensation Committee considers the significant amount of time expended, and the skill level required, by each non-employee director in fulfilling his or her duties on the Board, each director’s role and involvement on the Board and its committees, and market data compiled from the Company’s peers and competitors. In 2024, the Compensation Committee also engaged Meridian Compensation Partners, LLC (“Meridian”) to prepare an analysis of the compensation of our non-employee directors.

In August of 2024, the annual retainer for chairing the ESG Committee was raised from $15,000 per year to $20,000 per year. No other adjustments were made to non-employee director compensation in 2024.

The following table sets forth annual cash compensation payable to our non-employee directors in 2024:

Recipient(s)	Cash Compensation ($)
Per Position Compensation (Annualized)(1)
Non-Employee Directors	50,000
Audit and ESG Committee Chairs	20,000
Other Committee Chairs	15,000
Chair of the Board	100,000
Per Meeting Compensation
Board Meeting	2,000
Committee Meeting	1,000

(1)	Payable in quarterly installments.

VAALCO ENERGY, INC.

Under our director compensation policy, each member of the Board is also entitled to an annual equity award in an amount determined by the independent members of the Board. For 2024, our independent directors determined to grant each then non-employee member of the Board equity awards with an aggregate grant date fair market value of $85,002, consisting of 14,262 shares of restricted common stock, with such restricted common stock vesting on the earlier of the first anniversary of the date of grant or the first Annual Meeting of Shareholders following the date of grant (but in no event less than 50 weeks following the date of grant), subject to a continuous service requirement.

We also reimburse directors for reasonable out-of -pocket expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with Board and committee meetings. We do not provide any perquisites to our directors.

2024 Non-Employee Director Compensation

The following table shows compensation paid to each of our non-employee directors who served during the fiscal year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Andrew L. Fawthrop	$217,000	$85,002	$302,002
George W. M. Maxwell(3)	-	-	-
Cathy Stubbs	$107,000	$85,002	$192,002
Fabrice Nze-Bekale	$99,500	$85,002	$184,502
Edward LaFehr	$97,000	$85,002	$182,002

(1)	Includes annual cash retainer fee, board and committee meeting fees and committee chair and chair of the board director fees for each non-employee director during fiscal year 2024, as more fully described above.

(2)	The amounts reported in this column reflect the aggregate grant date fair value of stock awards granted in fiscal year 2024, each as of June 6, 2024, computed in accordance with FASB ASC Topic 718. See Note 17, “Stock-Based Compensation and Other Benefit Plans” to the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for additional detail regarding assumptions underlying the value of these equity awards.

(3)	Mr. Maxwell who is Chief Executive Officer, is not entitled to receive additional compensation for his service as a director.

2025 PROXY STATEMENT

Proposal No. 2

Ratification of Appointment of Independent Registered Public Accounting Firm

Overview

The Audit Committee has selected KPMG as the independent registered public accounting firm to audit the consolidated financial statements and the internal control over financial reporting of Vaalco and its subsidiaries for 2025. The Board has endorsed this appointment. KPMG has served as the Company’s independent registered public accounting firm since June 15, 2023. Representatives of KPMG will be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders.

Although shareholder approval of this appointment is not required by law and is not binding on the Company, if our shareholders do not ratify the appointment of KPMG, the Audit Committee will consider the failure to ratify the appointment when appointing an independent registered public accounting firm for the following year. Even if our shareholders ratify the appointment of KPMG, the Audit Committee may, in its sole discretion, terminate KPMG’s engagement and direct the appointment of another independent registered public accounting firm at any time during the year.

Information regarding fees billed by KPMG during 2024 is set forth below in “Fees Billed by Independent Registered Public Accounting Firm.”

Vote Required

The approval of the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm requires a majority of votes cast affirmatively or negatively.

For this proposal, abstentions will not be considered “votes cast” and will have no effect on the vote. Broker non-votes have no impact on the proposal to ratify the appointment of the independent auditor because your broker has discretionary authority to vote your common stock in the absence of affirmative instructions from you with respect to this proposal. If you submit a proxy card without voting instructions, your shares will be voted “FOR” this proposal, in accordance with the Board’s recommendation.

Board Recommendation

The Board recommends that shareholders vote “FOR” the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm.

The proxy holders will vote all duly submitted proxies “FOR” the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm unless duly instructed otherwise.

VAALCO ENERGY, INC.

Fees Billed by Independent Registered Public Accounting Firm

Change of Independent Registered Public Accounting Firm

On June 15, 2023, the Audit Committee of the Board of Directors of the Company approved the engagement of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 and dismissed BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm.

The reports of BDO on the Company’s consolidated financial statements for the fiscal years ended December 31, 2022 and 2021 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2022 and 2021 and the subsequent interim period through June 15, 2023 the Company had no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to BDO’s satisfaction, would have caused BDO to make reference thereto in its reports on the Company’s financial statements for such years.

In the fiscal years ended December 31, 2022 and 2021 and in the subsequent interim period through June 15, 2023, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except that, as initially reported in Part II, Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the Securities and Exchange Commission on April 6, 2023, the Company reported four material weaknesses in its internal control over financial reporting during such period due to the Company not designing and maintaining effective controls over (i) accounting for leases, (ii) complex accounting for business combinations, (iii) financial reporting and consolidation, and (iv) accounting for income taxes.

The Company previously provided BDO with a copy of the disclosures required by Item 304 of Regulation S-K contained in its Current Report on Form 8-K filed with the SEC on June 21, 2023, and requested that BDO furnish the Company with a letter addressed to the SEC stating whether BDO agreed with the statements made by the Company in response to Item 304(a) of Regulation S-K. A copy of BDO’s letter, dated June 21, 2023, is attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2023.

During the years ended December 31, 2022 and 2021 and the subsequent interim period through June 15, 2023, neither the Company nor anyone acting on the Company’s behalf consulted KPMG regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions or a “reportable event” described in Item 304(a)(1)(v) of Regulation S-K.

2025 PROXY STATEMENT

Fees Paid to KPMG LLP

Aggregate fees for professional services rendered by KPMG to VAALCO during 2024 and 2023 are as follows:

	2024	2023
	(in thousands)	(in thousands)
Audit Fees	$2,608	$1,740
Audit-related Fees	-	-
Tax Fees	-	-
All Other Fees	380	-
Total	$2,988	$1,740

Audit Fees

For the years ended December 31, 2024 and 2023, audit fees represent the aggregate fees for professional services rendered by KPMG for the integrated audit of our annual financial statements. Audit fees also include registration statements, consents, statutory audits and the review of our quarterly financial statements.

Audit-Related Fees, Tax Fees and All Other Fees

For the year ended December 31, 2024, all other fees represent fees for professional services rendered by KPMG for real-time system implementation assessment services related to the Company’s accounting and payroll systems. There were no audit-related fees or tax fees for the year ended December 31, 2024. There were no audit-related fees, tax fees, or other fees for services rendered by KPMG for the year ended December 31, 2023.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has in place pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by our independent registered public accounting firm and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of our independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of the independent registered public accounting firm’s independence, including compliance with SEC rules and regulations. Throughout the year, the Audit Committee also reviews any revisions to the estimates of audit and non-audit fees initially approved.

During 2024 and 2023, all audit and non-audit services provided by KPMG, as applicable, were pre-approved by the Audit Committee.

VAALCO ENERGY, INC.

Audit Committee Report

The Board has determined that all current Audit Committee members are (i) independent, as defined in Section 10A of the Exchange Act, (ii) independent under the standards set forth by the NYSE and (iii) financially literate. In addition, Ms. Stubbs qualifies as an audit committee financial expert under the applicable rules adopted under the Exchange Act. The Audit Committee is a separately designated standing committee of the Board, as defined in Section 3(a)(58)(A) of the Exchange Act and operates under a written charter approved by the Board, which is reviewed annually.

Management is responsible for our system of internal controls and the financial reporting process. The Audit Committee is responsible for monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, and (iii) the independence and performance of our independent registered public accounting firm.

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

Our independent registered public accounting firm also provided to the Audit Committee the written disclosure required by applicable rules of the PCAOB regarding the independent registered public accounting firms’ communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm regarding such firm’s independence.

Based on the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC.

Audit Committee of the Board,

Cathy Stubbs, Chair
Andrew L. Fawthrop
Fabrice Nze-Bekale

The forgoing information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2025 PROXY STATEMENT

Proposal No. 3

Advisory Resolution on Executive Compensation

Overview

Pursuant to Section 14A(a)(1) of the Exchange Act, we are asking our shareholders to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement. The vote on this matter is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.

Our Board and the Compensation Committee believe that we maintain a compensation program that is tied to performance, aligns with shareholder interests, and merits shareholder support. Accordingly, we are asking our shareholders to approve the compensation of our NEOs as disclosed in this Proxy Statement by voting FOR the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative discussion.”

Although this vote is non-binding, the Board and the Compensation Committee value the views of our shareholders and will review the results. If there are a significant number of negative votes, we will take steps to understand those concerns that influenced the vote, and consider them in making future decisions about executive compensation.

Our Compensation Program

We believe that our NEO compensation program described throughout the “Compensation Discussion and Analysis” aligns the interests of our executives with those of our shareholders. Our compensation programs are designed to provide a competitive level of compensation to attract, motivate and retain talented and experienced executives and reward our NEOs for the achievement of short- and long-term strategic and operational goals and increased total shareholder return, or “TSR”, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We believe we have implemented a number of executive compensation practices and policies that reflect sound governance and promote the long-term interests of our shareholders.

Vote Required

The approval, on an advisory basis, of the compensation of our NEOs requires the vote of a majority of votes cast affirmatively or negatively.

For this proposal, abstentions and broker non-votes will not be considered “votes cast” and will have no effect on the vote. If you own your shares through a broker, you must give the broker instructions to vote your shares in the advisory vote on compensation of our NEOs if you wish for your shares to be voted. If you submit a proxy card without voting instructions, your shares will be voted ”FOR” this proposal, in accordance with the Board’s recommendation.

Board Recommendation

The Board recommends that shareholders vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

VAALCO ENERGY, INC.

Executive Officers

The following table provides information with respect to the executive officers of Vaalco.

Name	Age	Title
George W. M. Maxwell	59	Chief Executive Officer (Principal Executive Officer) and Director
Ronald Y. Bain	58	Chief Financial Officer (Principal Financial Officer)
Thor Pruckl	64	Chief Operating Officer
Matthew R. Powers	49	Executive Vice President, General Counsel and Corporate Secretary
Jason J. Doornik(1)	55	Chief Accounting Officer (Principal Accounting Officer)

(1)	Mr. Doornik left his employment with the Company in May of 2024.

The following is a brief description of the background and principal occupation of each current non-director executive officer:

Ronald Y. Bain Chief Financial Officer (Principal Financial Officer) Age: 58

Ronald Y. Bain — Mr. Bain joined the Company in June 2021 and currently serves as Chief Financial Officer. Mr. Bain has over 25 years of oil and gas industry experience in a variety of roles across the supply chain and is a capital markets experienced chartered accountant (FCCA). Prior to working for the Company, Mr. Bain was Chief Financial Officer at Eland Oil & Gas Plc where he served on the board and on a variety of related company boards until the company was acquired by Seplat Petroleum Development Plc in December of 2019. Prior to working for Eland, Mr. Bain held a variety of Regional Accounting Directorship roles within the Baker flagship and Enterprise Finance Organization & Controller positions for both Baker Hughes and BJ Services over a 19-year period. Mr. Bain began his career at Donside Paper Company, starting as an Assistant Accountant and during his 9-year service rising through the Finance organization to the position of Finance Director. Mr. Bain qualified as a Chartered Accountant in 1993 with the Association of Certified Chartered Accountants where he is now a Fellow of the Association. He also holds certification from Corporate Financial Reporting Institute in Financial Modelling & Valuation Analyst, has certifications in International Financial Reporting (ACCA) and an award in Pension Trusteeship from the Pensions Management Institute. He attained a Scottish Higher National Certificate in Accounting at Aberdeen College of Commerce in 1987.

2025 PROXY STATEMENT

Thor Pruckl Chief Operating Officer Age: 64

Thor Pruckl — Mr. Pruckl joined Vaalco in 2019 as Executive Vice President, International Operations to oversee activities in West Africa, Equatorial Guinea and Angola. Mr. Pruckl has over 30 years of domestic and international experience in both upstream and midstream operations and is well versed in both onshore and offshore operations from the seismic phase through to drilling and production. Mr. Pruckl has been deemed an expert witness in several arbitrations and hearings on well-site/facility design and operations. He started his career with BP Resources Canada, and later joined Talisman Energy managing their sour gas assets in Northern Canada. From 1999 through 2003 he was based in Southern Sudan, then returning to Canada to manage Talisman’s Northern Alberta assets. In 2006 Mr. Pruckl joined Nexen Energy and was based in Yemen managing Block’s 51 and 14 including their marine terminal and offshore mooring facilities. From 2009 through 2012, Mr. Pruckl re-joined Talisman Australasia managing the Papua New Guinea assets, and in 2013 he was assigned to Horizon Oil in Australia to begin project development and operations readiness on gas monetization projects planned for Papua New Guinea. Mr. Pruckl joined Noble in 2013 as their Asset Development Director for Equatorial Guinea, and was heavily involved in the commissioning and startup of the Alen offshore facilities, In 2014 he became Country Manager & Vice President of Noble Equatorial Guinea, managing Noble's on and offshore assets. Mr. Pruckl holds an undergraduate degree in agriculture/engineering from the University of Saskatchewan, Canada and a Master’s degree in organizational leadership from Royal Roads University, Canada. Mr. Pruckl is a long-standing member of the Society of Petroleum Engineers.

Matthew R. Powers Executive Vice President, General Counsel and Corporate Secretary Age: 49

Matthew R. Powers — Mr. Powers joined Vaalco in October 2022 as Executive Vice President, General Counsel and Corporate Secretary. Prior to Vaalco, Mr. Powers served as Executive Vice President and General Counsel of ION Geophysical Corporation, a publicly traded, multinational company that provided equipment, software and services to the global energy and marine logistics industries. Mr. Powers has worked extensively on energy projects throughout the world, with a particular focus on Africa. Prior to ION, he served for several years in both transactional and litigation groups at Sidley Austin LLP, Mayer Brown LLP and Duane Morris LLP. His wide-ranging experience includes operational contracts, capital markets, mergers and acquisitions, and dispute resolution. Mr. Powers has an A.B. in Economics from the University of Colorado, Denver and a Juris Doctor from the University of Chicago Law School. Mr. Powers is a member of the State Bar of Texas.

VAALCO ENERGY, INC.

Jason J. Doornik Chief Accounting Officer (Principal Accounting Officer) Age: 55

Jason J. Doornik — Mr. Doornik joined the Company in June 2019 and served as our Chief Accounting Officer until April 8, 2024. He left the Company in May of 2024. From March 2021 to June 2021, Mr. Doornik served as our interim Chief Financial Officer. Mr. Doornik has over 20 years of diversified accounting and finance experience, balanced among large companies and emerging companies as well as public accounting and industry experience. Prior to joining the Company, Mr. Doornik served as a consultant with Sirius Solutions from 2018 to May 2019. From 2015 to 2018, Mr. Doornik served as the Chief Accounting Officer and Controller of Fairway Energy, a Houston based midstream company. Prior to joining Fairway Energy, Mr. Doornik was hired by BPZ Resources, Inc. to serve as the Assistant Controller in November 2008 and was promoted to Corporate Controller in May 2011 where he served until October 2015. From June 2006 to April 2008 Mr. Doornik served as the Financial Reporting Manager of Grant Prideco, Inc. and its successor company, National Oilwell Varco, Inc. From June 2005 through June 2006, Mr. Doornik served a Senior Associate for The Siegfried Group. From August 1999 through June 2005, Mr. Doornik was employed by Ernst and Young LLP in the Assurance and Advisory practice and prior to that, from 1987 -1991, Mr. Doornik served as a Unit Supply Specialist in the US Army. Mr. Doornik received a Bachelor’s degree in Business Administration and a Master’s degree of Professional Accountancy from the University of Texas at Austin in August 1999.

The biography of Mr. Maxwell, who currently serves as a director, is set forth above under “Proposal No. 1—Election of Directors— Director Nominee Information and Qualifications.”

2025 PROXY STATEMENT

Compensation Discussion and Analysis

Introduction

The purpose of this Compensation Discussion and Analysis is to provide a clear understanding of our compensation philosophy and objectives, compensation-setting process, and 2024 compensation programs and decisions for our NEOs. For 2024, our NEOs were:

Name	Title
George W. M. Maxwell	Chief Executive Officer (Principal Executive Officer) and Director
Ronald Y. Bain	Chief Financial Officer (Principal Financial Officer)
Thor Pruckl	Chief Operating Officer
Matthew R. Powers	Executive Vice President, General Counsel and Corporate Secretary
Jason J. Doornik	Chief Accounting Officer (Principal Accounting Officer)(1)

(1)	Mr. Doornik left his employment with the Company in May of 2024.

2024 Full Year Highlights:

•	Reported net income of $58.5 million ($0.56 per diluted share) and net cash from operating activities of $113.7 million;

•	Generated record Adjusted EBITDAX of $303.0 million;

•	Grew production by 7% year-over-year to 19,936 NRI BOEPD;

•	Sold 19,843 NRI BOEPD;

•	Increased year-end 2024 SEC proved reserves by 57% to 45.0 MMBOE;

•	Completed Production Sharing Contracts (“PSCs”) with the Government of Gabon for the offshore Niosi Marin and Guduma Marin exploration blocks;

•	Returned $33.0 million of cash to shareholders through dividends and share buybacks; and

•	Closed the accretive all cash acquisition of Svenska for a net purchase price of $40.2 million, which—

•	strategically expanded our West and Central African focus area with a sizeable producing asset that has significant upside potential and future development opportunity in Cote d’Ivoire, a well-established and investment-friendly country; and

•	paid back 1.8x our initial net investment during the year, with the performance of the asset tracking well ahead of the Company’s expectations at the time of closing.

VAALCO ENERGY, INC.

2025 Accomplishments to Date:

•	Entered into new reserves-based revolving credit facility with an initial commitment of $190 million with the ability to grow to $300 million, secured by Vaalco’s Gabon, Egypt and Côte d’Ivoire assets; and

•	Acquired 70% WI in and will operate the CI-705 block in offshore Côte d’Ivoire.

We strive to be a leading independent exploration and production company focused on supporting sustainable shareholder returns and growth. We remain firmly focused on our strategic vision of achieving significant shareholder returns by maximizing the value of, and free cash flow from, our existing resource base, coupled with highly accretive growth opportunities.

Compensation Program Objectives and Philosophy

Our executive compensation program is intended to attract, retain and motivate high caliber executives who are committed to supporting the growth of our business, and to align our executives’ goals with those of our shareholders. Our compensation program is designed:

Value	To reward executives for increasing shareholder value and align the interests of our executive officers and our shareholders.
Talent	To attract and retain talented executive officers by providing total compensation levels competitive with peer organizations.
Individual Performance	To recognize individual performance and promote accountability among executives.
Pay for Performance	To balance rewards for short-term and long-term results which are tied to Company and individual performance.
Manage Risk	To select performance metrics, apply appropriate caps and maintain program oversight to encourage appropriate assessment, management and mitigation of risk.

It is the intention of the Compensation Committee to compensate our NEOs competitively, and to align performance-based incentives with shareholder interests. The Compensation Committee retains complete authority subject to the minimum limits set by our NEOs’ employment agreements to determine the actual amounts paid to our NEOs. While we acknowledge and understand that some shareholders prefer to eliminate the Compensation Committee’s ability to exercise discretion, we believe that our fiduciary obligation to retain talent requires that we be able to respond to unforeseen circumstances that may occur after the annual bonus program is finalized, typically in early Spring.

2025 PROXY STATEMENT

Highlights of Executive Compensation Practices

Our executive compensation program includes a number of shareholder-friendly features that align with contemporary governance practices, promote alignment with our pay-for-performance philosophy and mitigate risk to our shareholders. The table below summarizes our key executive compensation practices, including practices that we do not follow:

	Things We Do…		Things We DON’T Do…
✔	Pay for performance. Tie pay to performance by ensuring that a significant portion of executive compensation is performance-based and at-risk.	✘	Reprice stock options. Stock option exercise prices are set equal to the grant date fair market value and may not be repriced, except for certain adjustments that may be made in connection with extraordinary transactions.
✔	Tie incentives to specific objective metrics. Our annual performance-based cash awards incorporate numerous financial, operational, and strategic performance metrics to ensure that our NEOs are motivated to achieve excellence in a wide range of performance metrics.	✘	Provide for single-trigger change in control in our employment agreements. Our executive officer employment agreements do not provide for termination benefits upon a change in control outside of “double-trigger” change in control severance payments.
✔	Maintain robust stock ownership requirements. Our Board has adopted robust stock ownership guidelines that require our non-employee directors to own five times (5x) their annual cash retainer, in equity, our Chief Executive Officer and Chief Financial Officer to own three times (3x) their annual base salary in equity and our other executive officers to own two times (2x) their annual base salary in equity.	✘	Provide perquisites. We do not provide our executives with perquisites that differ materially from those available to employees generally.
✔	Require multi-year vesting periods. Our equity-based awards to employees generally incorporate a multi-year vesting period to emphasize long-term performance and executive retention.	✘	Allow hedging or pledging of Company shares. Our insider trading policy prohibits our directors and NEOs from any hedging or pledging of Company securities.
✔	Listen to our shareholders. We hold an advisory vote on executive compensation annually and actively review the results of these votes when we make compensation decisions.

VAALCO ENERGY, INC.

“Say on Pay” We hold an advisory vote on executive compensation annually and actively review the results of these votes when we make compensation decisions. At our Annual Meeting of Shareholders in 2024, the advisory proposal on our 2023 executive compensation program received the support of approximately 84% of votes cast.

Each year, we will continue to consider shareholder feedback, input from our independent compensation consultant and the outcomes of future say-on-pay votes when assessing our executive compensation programs and policies and making compensation decisions for our NEOs.

Determining Executive Compensation Designing Compensation to Reward Pay for Performance. Our compensation program is designed to reward performance that contributes to the achievement of our business strategy on both a short-term and long-term basis. In addition, we reward qualities such as:

•	teamwork;

•	individual performance in light of general economic and industry specific conditions;

•	performance that supports our core values;

•	resourcefulness;

•	the ability to manage our existing corporate assets;

•	the ability to explore new avenues to increase oil and gas production and reserves;

•	level of job responsibility; and

•	industry expertise.

We also take into account labor market demands and tailor compensation to retain our talent. We believe that we ask more of a smaller group of leaders, with each executive having a broader role and impact than they otherwise might at other companies.

2025 PROXY STATEMENT

Elements of Our Compensation Program. To accomplish our objectives, our compensation program is comprised of four elements: base salary, cash bonus, long-term equity-based compensation and benefits. The table below sets forth a summary of the principal elements of our compensation program and why we believe each form of compensation fits within our overall compensation philosophy:

Compensation Element	Type	Form	Primary Objectives	Additional Information
Base Salary	Fixed	Cash	Attract and retain talent; provide predictable income based on position and responsibilities	Reviewed annually based on market positioning and individual qualifications
Performance-Based Annual Cash Bonus	Variable	Cash	Short-term Company and individual performance; motivates management to achieve key objectives	Earned based on achievement of important near-term financial, operating, safety and environmental objectives
Long-Term Service-Based Equity Incentive	Variable	Restricted Stock, Stock Options	Rewards long-term value creation; fosters retention and continuity; enhances shareholder alignment	Awards generally vest ratably over three or more years and tie compensation to long-term value growth

Our NEOs are entitled to participate in the standard employee benefit plans and programs generally available to our employees. Our US-based employees are eligible to participate in our 401 (k) plan with matching contributions. Since Messrs. Maxwell, Bain, and Pruckl, pursuant to the terms of their employment agreements, are not eligible to participate in our 401(k) program, they receive a cash payment calculated to approximate an amount equivalent to matching contributions that would have been payable under our 401(k) plan.

We reimburse NEOs, as we do all our employees, for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as employees. The Company will also procure for our employees, or reimburse as a business expense, tax advice for liabilities that are likely to arise from travel or relocation requested by the Company.

How We Determine Each Element of Compensation. In designing the Company’s executive compensation policies, the Compensation Committee considers pay as a whole, and there is no specific weight given to any particular component of compensation. The Compensation Committee reviews competitive market compensation data but does not set NEO compensation at any pre-determined percentile of competitive data that it reviews.

In practice, the total direct compensation opportunity for each of our NEOs is based on many factors including competitive market data, the executive’s experience, the importance of the role within the Company, and the executive’s contribution to the Company’s long-term success. In addition, the Compensation Committee considers various measures of Company and industry performance, including Adjusted EBITDAX, Production (MBOE), revenue and cash flow from operations and other measures, in order to determine earned compensation for each of our NEOs.

VAALCO ENERGY, INC.

Role of the Compensation Committee. The Compensation Committee charter contains several important mandates: (i) to review and approve corporate goals and objectives relevant to the compensation of our executives; (ii) to evaluate our executives’ performance in light of those goals and objectives; (iii) to determine and approve our executives’ compensation level, including annual base salary, annual incentives and long-term incentives, based on such evaluation; and (iv) to exercise oversight with respect to the Company’s compensation philosophy, incentive compensation plans and equity-based plans.

Role of the Independent Consultant. For 2024, the Compensation Committee continued to engage Meridian as its independent consultant on executive compensation. Meridian’s engagement is to act as the Compensation Committee’s independent advisor on executive compensation, and in this role, Meridian assisted the Compensation Committee with requests from time-to-time throughout the year. The Compensation Committee did not direct Meridian to perform its services in any particular manner or under any particular method, and all decisions with respect to our executives compensation are made by the Compensation Committee. The Compensation Committee has the final authority to retain and terminate the compensation consultant and evaluates the consultant annually. The Company has no relationship with Meridian (other than the relationship undertaken by the Compensation Committee) and, after consideration of NYSE listing standards pertaining to the independence of compensation consultants, the Compensation Committee determined that Meridian is independent. Aside from assisting with the valuation of our equity awards and benchmarking director and employee compensation, Meridian does not provide services to the Company.

Role of Management. In the course of its review, the Compensation Committee considered the advice and input of the Company’s management. Specifically, the Compensation Committee leverages the Company’s management, human resources department and legal department to assist the Compensation Committee in the timely and cost-effective fulfillment of its duties. The Compensation Committee solicits input from the Chief Executive Officer and human resources department regarding compensation policies and levels. The legal department assists the Compensation Committee in compliance, reporting, and documentation of compensation decisions. The Compensation Committee does not permit members of the Company’s management to materially participate in the determination of their particular compensation, nor does the Compensation Committee permit the Chief Executive Officer or other members of management to be present for those portions of Compensation Committee meetings during which the particular member of the management team’s performance and compensation are reviewed and determined.

2025 PROXY STATEMENT

Base Salary

The Compensation Committee meets at least annually to review the base salaries of our executive officers.

In setting base salaries, the Compensation Committee seeks to maintain stability and predictability from year-to-year, and usually makes percentage increases based on its view of the cost of living and competitive conditions for executive talent in the market. The Compensation Committee also considers subjective factors in setting base salary, including individual achievements, our performance, level of responsibility, experience, leadership abilities, increases or changes in duties and responsibilities and contributions to our performance.

We believe that a significant portion of an NEO’s compensation should be variable, based on the performance of the Company. Accordingly, base salary is a minority portion of the overall total compensation of the NEOs.

The following table provides information concerning the annual base salary of each of our NEOs:

Name	2023 Base Salary ($)	2024 Base Salary ($)	% Change
George W. M. Maxwell	550,000	605,000	10%
Ronald Y. Bain	400,000	440,000	10%
Thor Pruckl	400,000	432,000	8%
Matthew R. Powers	350,000	378,000	8%
Jason J. Doornik(1)	240,000	252,000	5%

(1)	Jason Doornik served as CAO until April 8, 2024, and left employment with the Company in May 2024.

The Compensation Committee reviews salaries across the Company annually. The increase in the base salaries of our NEOs in 2024 was commensurate with adjustments to base salaries for the rest of our US-based labor force last year.

Annual Cash Incentive Bonus

Our NEOs, senior management and other non-management personnel have the potential to receive a meaningful cash bonus if annual financial and operational objectives or goals, pre-established by the Compensation Committee, are met and the Board approves the payment of bonuses.

In determining the incentive bonuses earned, the Compensation Committee considers both Company and individual performance and, in its discretion, any other context or unforeseen circumstances that contributed to overall performance. Each executive has a pre-established target bonus opportunity, defined as a percentage of salary. Such executives can earn between 0% and 200% of that target opportunity based on Company and individual performance. The target bonus percentages for 2024 were as follows:

Executive
Target STI Payout Opportunity (as a % of Base Salary)
George W. M. Maxwell	100%
Ronald Y. Bain	75%
Thor Pruckl	75%
Matthew R. Powers	75%
Jason J. Doornik	40%

VAALCO ENERGY, INC.

The payout of each executive target bonus is based on Company performance, individual performance, and the executive position’s relevance in driving each scorecard metric.

Company Scorecards

Early in the year, the Compensation Committee approves an Executive and a Non-Executive Scorecard that set various performance targets for corporate financial and non-financial measures for the current year. These performance measures are based in part on, and intended to align with, the annual operating budget, the financial forecast, and the business plan approved by our Board early in our fiscal year.

The scorecards contain the performance goals (referred to as “metrics” in the scorecard) used to determine the corporate component of cash bonuses payable in Spring of the following year. The Compensation Committee assigns a “weight” to each metric. All metrics, added together, sum to 100%; the “weight” of an individual goal is its fraction of 100%.

The Compensation Committee assigns a different weight to each performance goal in the scorecards based on the relative importance of each performance target in light of the Company’s overall strategic goals for the year. For our executives, the overall achievement of Vaalco’s Non-Executive Scorecard is a performance measure under the Executive Scorecard.

The Compensation Committee also sets three “ranges” for each performance goal: Threshold, Plan, and Stretch. The three ranges provide a benchmark for a multiplier that is applied to each metric to determine the final score with respect to that metric. Achieving Plan always results in a multiplier of 100%, such that, if Plan were achieved but not exceeded for every metric, the final score on the scorecard would be 100%. The Compensation Committee also determines a “Threshold” range which would result in a multiplier of 50%, and a “Stretch” range which would result in a multiplier of 150%. Multipliers below Threshold, above Stretch or between the named ranges are set a numeric value accordingly.

The metrics in the Non-Executive Scorecard are intended to be underpinned by goals that each employee can help to drive by executing on his or her individual responsibilities, in categories such as operations, cost containment, safety and employee development.

The Executive Scorecards, by contrast, include metrics that executives are more directly responsible for, such as inorganic growth, finance, Company strategy, and navigating particular important challenges that may arise from time to time.

2025 PROXY STATEMENT

The 2024 scorecards, populated with results, are set forth below.

Non-Executive Scorecard

Metric	Threshold 50%	Plan 100%	Stretch 150%	Actual Results	Weight	Score
HSSE, TRIR(1)	1	0.5	0.3	0.19	7.5%	11.3%
CO2-e Emissions	2% intensity reduction from 2023 = 21.49 kg CO2-e / BOE	4% intensity reduction from 2023 = 21.05 kg CO2-e / BOE	6% intensity reduction from 2023 = 20.62 kg CO2-e / BOE	20.48	7.5%	11.3%
Employee Development	90% participation in online compliance training modules	95% participation in online compliance training modules; 80% participation in live training	100% participation in online compliance training modules; 95% participation in live training	Stretch	10%	15.0%
Production Rate, WI BOEPD(2)	20,321	22,579	24,837	24,811	20%	29.9%
OPEX Per BBL WI(3)	$19.44	$17.68	$15.91	$18.25	10%	8.4%
Cash Flow from Operations (in thousands)	$162,010	$180,011	$198,012	$143,414	15%	0.0%
1P Reserve Replacement Ratio(4)	0.71	0.79	0.87	1.23	15%	22.5%
Adjusted Corporate G&A, $000s(5)	$14,284	$12,985	$11,687	$20,515	15%	0.0%
	Total				100%	98.4%

(1)	Targets are approximately two incidents under threshold, one incident under plan and stretch is no incidents.

(2)	Production Rate: Threshold is budget less 10%, Plan is budget, and Stretch is budget plus 10%.

(3)	Operating Expense per BBL: excludes workovers, domestic market obligations, required CSR spending and crude oil inventory. Threshold is budget plus 10%, Plan is budget, and Stretch is budget less 10%. WI sales barrels used for Cote d’Ivoire calculation.

(4)	Reserve Replacement Ratio: (WI) Threshold is Plan less 10%, Plan is .79 Replacement Ratio, Stretch is plan plus 10%.

(5)	Adjusted Corporate G&A: Excludes stock-based compensation, M&A activity, bonuses, and board costs. Threshold is budget plus 10%, Plan is budget and Stretch is budget less 10%.

VAALCO ENERGY, INC.

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2025 PROXY STATEMENT

In the Non-Executive Scorecard, the metrics were total recordable incident rate, an important HSSE metric; CO2-e emission reduction; employee development, as measured by participation in training; production rate, in working interest barrels of oil per day; operating expenditures per working interest barrel; cash flow from operations; proved reserves additions; and adjusted corporate general and administrative expenses. In assigning the relative weights to these metrics, the Compensation Committee considered driving near and long-term value to our shareholders through a combination of cost containment and efficient production, as well as the wellbeing of our employees and the environment. Our employees underachieved Plan very slightly on an aggregate level, resulting in an overall score of 98.4%.

Executive Scorecard

Metric	Threshold 50%	Plan 100%	Stretch 150%	Actual Result	Weight	Score
Non-Executive Scorecard	N/A	N/A	N/A	98%	15%	15%
Inorganic Growth	Sign a letter of intent	Complete an acquisition up to $100M value added	Complete an acquisition up to $100M value added and improve forecast cashflow from target by 20%	100%	20%	20%
Business Combination Execution	Complete acquisition of Svenska assets and successfully and timely file financial statements and reserves data	Threshold, plus retain key staff through year end, no control deficiencies because of the combination and meet the target Financial Forecast Free Cash flow for the year	Plan, plus improved Actual Target Net Free Cashflow by 20%	100%	10%	10%
ERP	Complete ERP rollout by year-end	Complete ERP rollout all locations by Q3 close	Complete ERP rollout all locations for August close and in accordance with budget	150%	15%	23%
Cost Reduction	Gross Cash Costs for Gabon. Target $10m reduction in gross cash costs and maintain a minimum of 15,000 BOPD (gross)	Gross Cash Costs for Gabon. Target $20m reduction in gross cash costs and maintain a minimum of 15,000 BOPD (gross)	Gross Cash Costs for Gabon. Target $30m reduction in gross cash costs and maintain a minimum of 15,000 BOPD (gross)	100%	15%	15%

VAALCO ENERGY, INC.

Metric	Threshold 50%	Plan 100%	Stretch 150%	Actual Result	Weight	Score
Improve marketing of Vaalco, Stock Liquidity and Share Price	Redevelop Vaalco website and update content and branding.	Improve 2023 Y/End Avg Liquidity by 10% (3 month average liquidity at 12/31/23 was 0.8m per day). Relaunch Website and New Vaalco Branding and conduct Social Media campaign	Plan, plus increase investor and market presence by achieving >55% share of institutional investors. Targeted investor relations strategies (Attendance at minimum 5 Energy conferences in 2024) Consistent communication of operational achievements Growth prospects	150%	10%	15%
Debt Facility	Renew Existing Facility with Glencore with Egyptian and Gabon Assets into Borrowing Base	Refinance with a suite of debt providers and new Facility by year end with $100M Facility	Finalize REFI per Plan but by September with $100M Facility	65%	15%	10%
Total					100%	107%
TSR Modifier						100%
Total Score						107%

Metrics for the 2024 Executive Scorecard were Non-Executive Scorecard results; inorganic growth milestones; milestones concerning the rollout of a Company-wide enterprise resource planning system (“ERP System”); cost reduction targets for our operations in Gabon; rebranding, and improvement of our liquidity and share price through investor relations; and upgrading our debt facility.

Elements of Executive Compensation-Non-Executive Scorecard Results. The executive team is ultimately responsible for the performance of all employees. Accordingly, each year, the Compensation Committee designates the Non-Executive Scorecard results a component of the Executive Scorecard so that executive compensation is tied to all employees achieving Company goals. The Compensation Committee weighted this metric as 15% of the executive team’s total score, and, given the near-perfect achievement of the non-executive goals (98.4%, versus 100% Plan), applied the Plan (100%) multiplier to this metric.

2025 PROXY STATEMENT

Inorganic Growth. In 2024 we closed the all-cash acquisition of Svenska for a net purchase price of $40.2 million. In line with our strategy, this expanded our West African footprint with a sizeable producing asset that has significant upside potential and future development opportunities, established us in Cote d’Ivoire—a well-established and investment-friendly country—and as of December 31, 2024, paid back 180% of our initial net investment. We also finalized PSCs with the Government of Gabon for the offshore Niosi Marin and Guduma Marin exploration blocks, which we believe have the potential to significantly improve our production in Gabon. Accordingly, the Compensation Committee applied the Plan (100%) multiplier to this metric.

Business Combination Execution. The immediately preceding target related to closing the Svenska acquisition; this target related to business execution after the close. As the Company timely filed financial statements and reserves data, retained key staff, and more than met the target free cash flow for the acquisition for the year, the Compensation Committee applied the Plan (100%) multiplier to this metric.

ERP Goals. To help drive our efficiency and compliance—particularly in view of the necessity to integrate newly-acquired assets as we execute on our strategy of inorganic growth—the implementation of a state-of-the-art ERP software system remains an element of measuring executive performance. The weight assigned to this metric (15%) reflects the importance that the Board and the Compensation Committee attach to this goal.

The ERP system was rolled out to all targeted locations in advance of program goals. Accordingly, the Compensation Committee applied the Stretch (150%) multiplier to this metric.

Gabon Cost Reduction. While Vaalco is focused on growth and on increasing production, controlling spending remains critical to driving shareholder return. For 2024, the Compensation Committee assigned a weight of 15% to the goal of sustaining targeted production in Gabon while reducing cash costs. Management achieved Plan with respect to this goal, resulting in a multiplier of 100%.

Investor Relations, Liquidity and Share Price. For the past two years Vaalco’s price to earnings ratio, as of the last day of each calendar quarter, has never been above 8.3. Thus while our primary focus is on operational excellence, bringing investor perception more in line with what we believe to be the true value of our stock was the purpose of this goal. Management achieved the Stretch target here, and the Stretch (150%) multiplier was applied.

Debt Facility. A little more than two years ago Vaalco was essentially a one-asset Company. Now having producing assets in four jurisdictions, the Board deemed it important to have in place a line of credit capable of maintaining and further growing the Company’s asset base. While much was accomplished in 2024 toward replacing the existing facility with a new and better one, the Company’s new RBL was not in place until Q1 2025. Accordingly, the Compensation Committee deemed the multiplier applied to this goal to be 65% between Threshold and Plan.

VAALCO ENERGY, INC.

TSR Modifier/Peer Group. As seen in the table above, the total raw score achieved by our executive team per the 2024 scorecard criteria was 107. After tabulating the total raw score, the Compensation Committee calculates and applies a TSR Modifier by comparing the 30-day value weighted average price (“VWAP”) of the Company’s share price in the last 30 trading days of the year for the same period in the prior year, as well as factoring in cash returned to shareholders in the form of dividends and share buybacks. The Compensation Committee also compares the performance of the Company by these measures with the performance of the companies identified as our peers over the same time period. The bonus payout is capped, such that even if the raw score and TSR Modifier dictates a bonus payout of more than 200% of the executive’s target, no executive can earn more than 200% of his or her target.

The TSR Modifier is calculated as set forth below:

The TSR Modifier seeks to capture how the return to Vaalco’s shareholders over the year in question compared to the return to shareholders of the companies the Compensation Committee believe to be most comparable to Vaalco, from the standpoint of our operations and investment profile.

The Compensation Committee has identified the defining characteristics of such peer companies to be one, that each be an independent oil and gas producer; two, that each have a geographic focus similar to Vaalco’s; and three, that each be of a size that render comparison to Vaalco meaningful.

The Compensation Committee believes that these three factors constitute some of the most important metrics that investors in our industry consider from the standpoint of focus, risk, and return, that are also readily available and quantifiable.

For 2024 bonuses, the peer group identified by our Compensation Committee was the same as 2023: Afentra PLC, Africa Oil Corp., BW Energy Ltd., Capricorn Energy PLC, Kosmos Energy Ltd., Orca Exploration Group Inc. Class B, Panoro Energy ASA, Pharos Energy, PLC, Seplat Petroleum and Tullow Oil plc.

Each of these companies is an independent oil and gas producer with a strong focus on African or Egyptian assets. The average (mean) market capitalization of these peer companies was $695 million at the end of 2023, with the largest being just over $3 billion and the smallest $108 million.

For 2024, the 30-day VWAP of the Company’s total return increased 5.6%, year end to year end, in the top half of our selected peer group. Accordingly, the TSR resulted in an overall modifier of 100%, and neither increased nor decreased the raw score of the Executive Scorecard.

2025 PROXY STATEMENT

The Committee believes it to be in our shareholders’ best interests to align executive compensation with the performance of the Company’s stock, and believes it is also important that the executive compensation program not incent executives to focus on stock price performance to the detriment of other important business metrics. The goal in designing the program is to motivate executives to produce positive short- and long-term corporate results, without motivating them to take unnecessary or excessive risks in doing so. The Committee believes that having share price taken into account by means of a multiplier of metrics that are not derived from share price, coupled with the balancing effect of weighing our share price increase (or decrease) against performance of our peers, strikes the appropriate balance.

With respect to the individual performance component of the Company’s annual incentive bonuses, the Compensation Committee evaluates the performance of each executive officer in light of the goals set forth in the Executive Scorecard, taking into account the specific duties and responsibilities of each officer. In addition, the Compensation Committee considers each executive officer’s performance with respect to his or her critical duties, as well as the achievements each executive officer made during the year towards the Company’s strategic and financial goals. The Compensation Committee also considers the Chief Executive Officer’s feedback concerning his reports.

After combining the corporate performance (that is, the score from the scorecard) and the individual performance components of the annual incentive bonuses, each of which was given equal weight, our Compensation Committee determined that our NEOs would receive the following bonuses for their performance during 2024:

Executive	Target Annual Incentive Bonus	Actual 2024 STI Payout	% of Target
George W. M. Maxwell	$605,000	$686,675	113.5%
Ronald Y. Bain	$330,000	$374,550	113.5%
Thor Pruckl	$324,000	$351,540	108.5%
Matthew R. Powers	$283,500	$286,335	101.0%
Jason J. Doornik(1)	N/A	N/A	N/A

(1)	Mr. Doornik left his employment with the Company in May 2024.

Our annual incentive bonuses were paid in March 2025.

VAALCO ENERGY, INC.

Long-Term Equity-Based Incentives

Overview and 2024 Equity Compensation. We believe formal long-term equity incentive programs are valuable compensation tools and are consistent with the compensation programs of the companies in our peer group.

We maintain (i) the 2020 Long Term Incentive Plan, as amended, which permits the grant of stock, options, restricted stock, restricted stock units, phantom stock, SARs and other awards, any of which may be designated as performance awards or be made subject to other conditions and (ii) the Vaalco Energy, Inc. 2016 Stock Appreciation Rights Plan, which permits the grant of cash-settled SARs that give the holder the right to receive an amount of cash equal to the difference between the exercise price and the fair market value of the SAR on the date of exercise. We believe that long-term equity-based incentive compensation is an important component of our overall compensation program because it:

•	balances short- and long-term objectives;

•	aligns our executives’ interests with the interests of our shareholders;

•	encourages long-term focus and decision-making in line with our strategic goals;

•	makes our compensation program competitive from a total remuneration standpoint;

•	encourages executive retention; and

•	gives executives the opportunity to share in our long-term value creation.

The Compensation Committee administers our long-term incentive plans. The Committee confirms eligible recipients, determines grant type timing, assigns the number of shares subject to each award, fixes the time and manner in which awards are exercisable and sets exercise prices and vesting and expiration dates.

For compensation decisions regarding the grant of equity compensation to executive officers, our Compensation Committee considers recommendations from our Chief Executive Officer. Typically, awards vest over multiple years, but the Compensation Committee maintains the discretionary authority to vest the equity grant immediately if the individual situation merits, subject to the terms and conditions of the applicable plan documents. In recent years, the Compensation Committee has generally granted awards that vest ratably over a three-year period. In the event of a change of control, all outstanding equity-based awards will immediately vest.

In general, our Compensation Committee attempts to provide a mix of awards to our executives that is appropriately balanced between incentivizing performance and retention. For 2024, our Compensation Committee determined to grant our NEOs a mix of restricted stock and stock options with performance hurdles, thereby encouraging high-level performance by our executives and aligning their interests with those of our shareholders. The service-based vesting requirements (all awards that vest do so ratably over at least a three year period) promotes long-term retention of our NEOs.

Equity awards are generally granted to our NEOs and other employees on an annual basis. The Compensation Committee determines the actual award values at its discretion based on individual factors including the individual’s previous and expected future performance, level of responsibilities, retention considerations and internal parity.

2025 PROXY STATEMENT

Based on these factors, the Compensation Committee determined to grant the following equity incentive awards to our NEOs in 2024:

Executive	Restricted Shares(1)	Stock Options(2)	Total
George W. M. Maxwell	141,156	261,545	402,701
Ronald Y. Bain	51,669	95,736	147,405
Thor Pruckl	68,676	127,248	195,924
Matthew R. Powers	35,062	64,996	100,058
Jason J. Doornik(3)	N/A	N/A	N/A

(1)	Represents shares of restricted stock granted on June 6, 2024. The shares of restricted stock vest in three equal installments on each of June 6, 2025, 2026 and 2027.
(2)	Represents performance stock options granted on June 6, 2024. Each stock option has an exercise price of $5.96 per share and contains both a performance component and time component in order to vest. One-third of the awards vest no sooner than June 6, 2025, provided that, after the date of grant, a stock price performance hurdle of 15% above the exercise price has been achieved; another one-third of the awards vest no sooner than June 6, 2026, provided that, after the date of grant, a stock price performance hurdle of 32.25% above the exercise price has been achieved; and the remaining one-third of the awards vest no sooner than June 6, 2027, provided that, after the date of grant, a stock price performance hurdle of 52.5% above the exercise price has been achieved. Each hurdle is measured using a 30-day average stock price. Each stock price performance hurdle must be achieved no later than June 6, 2034 to trigger vesting. As of April 11, 2025, none of the performance hurdles have been achieved.
(3)	Jason Doornik left employment with the Company in May 2024.

The vesting of our equity awards is generally contingent on continued service. However, vesting of awards is generally accelerated in the event of a change of control. For additional information, see “Executive Compensation—Potential Payments upon Termination or Change in Control” below.

The equity awards granted to our NEOs are subject to forfeiture in accordance with the terms of the grant agreements if the executive terminates employment before the award vests, the executive is terminated for cause, or the executive otherwise fails to comply with the terms of his or her award agreement.

Benefits

We provide company benefits that we believe are standard in the industry to all of our employees, including our NEOs. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents, the majority of which is currently paid for by the Company, and a 401(k) employee savings plan. We also currently make matching contributions to our 401(k) plan of up to 6% of each participant’s salary. The Company pays all administrative costs to maintain the 401(k) plan. We do not provide employee life insurance amounts surpassing the Internal Revenue Service maximum.

VAALCO ENERGY, INC.

Employment Agreements

We utilize employment agreements to retain and attract highly qualified executive officers in a competitive market. We currently have employment agreements with Mr. Maxwell, our Chief Executive Officer, Mr. Bain, our Chief Financial Officer, Mr. Pruckl, our Chief Operating Officer, and Mr. Powers, our Executive Vice President and General Counsel. See “—Severance and Change in Control Payments” below for additional information.

George W. M. Maxwell — In connection with the appointment of Mr. Maxwell as our Chief Executive Officer, we entered into an employment agreement with him effective as of April 19, 2021, which was amended on January 27, 2022, November 1 , 2022, and June 6, 2024 (as amended, the “Maxwell Employment Agreement”), pursuant to which Mr. Maxwell is entitled to receive an annual base salary of $605,000. The Maxwell Employment Agreement also provides that Mr. Maxwell is eligible to receive an annual cash bonus with a target percentage equal to 100% of his base salary and restricted stock, stock options, or other incentive awards in accordance with normal competitive pay practices, on a basis no less favorable than the process and approach used for the Company’s other senior executives. Pursuant to the Maxwell Employment Agreement, the Company pays Mr. Maxwell $22,000 per year for health benefits and $17,000 per year to approximate a 401(k) match, and provides other customary employment benefits, including paid vacation and sick leave.

Ronald Y. Bain — In connection with the appointment of Mr. Bain as Chief Financial Officer, we entered into an employment agreement with him effective as of June 18, 2021, which was amended on January 27, 2022 , November 1, 2022, and June 6, 2024 (as amended, the “Bain Employment Agreement”). Pursuant to the Bain Employment Agreement, Mr. Bain is entitled to receive an annual base salary of $400,000. The Bain Employment Agreement also provides that Mr. Bain is eligible to receive an annual cash bonus with a target percentage equal to 75% of his base salary and restricted stock, stock options, or other incentive awards in accordance with normal competitive pay practices, on a basis no less favorable than the process and approach used for the Company’s other senior executives. Pursuant to the Bain Employment Agreement, the Company pays Mr. Bain $22,000 per year for health benefits and $17,000 per year to approximate a 401(k) match, and provides other customary employment benefits including paid vacation and sick leave.

Thor Pruckl — In connection with the appointment of Mr. Pruckl as Chief Operating Officer, we entered into an employment agreement with him, amended and restated as of April 18, 2024, and again amended as of June 6, 2024 (as amended, the “Pruckl Employment Agreement”). Pursuant to the Pruckl Employment Agreement, Mr. Pruckl is entitled to receive an annual base salary of $400,000, which shall be reviewed annually by the Compensation Committee, and may be increased, but not decreased, at the discretion of the Compensation Committee. The Pruckl Employment Agreement also provides that Mr. Pruckl is eligible to receive an annual cash bonus with a target percentage equal to 75% of his base salary and restricted stock, stock options, or other incentive awards in accordance with normal competitive pay practices, on a basis no less favorable than the process and approach used for the Company’s other senior executives.

Pursuant to the Pruckl Employment Agreement, for so long as Mr. Pruckl’s principal place of employment is in Houston, Texas, Mr. Pruckl will receive furnished leased housing and a leased vehicle with additional payments made by the Company to cover any withholding taxes due in connection therewith. Pursuant to the Pruckl Employment Agreement, the Company pays Mr. Pruckl $17,000 per year to approximate a 401(k) match, and provides other customary employment benefits including paid vacation and sick leave.

2025 PROXY STATEMENT

Matthew R. Powers — We entered into an employment agreement, dated January 18, 2024, which was amended June 6, 2024 (as amended, the “Powers Employment Agreement”) with Mr. Powers, our Executive Vice President and General Counsel. Pursuant to the Powers Employment Agreement, Mr. Powers is entitled to receive a minimum annual base salary of $350,000, which shall be reviewed annually by the Compensation Committee and may be increased, but not decreased, at the discretion of the Compensation Committee. Mr. Powers is eligible to receive an annual cash bonus with a target percentage equal to 75% of his base salary and restricted stock, stock options, or other incentive awards in accordance with normal competitive pay practices, on a basis no less favorable than the process and approach used for the Company’s other senior executives. In addition, Mr. Powers is entitled to other customary employment benefits, including reimbursement for business and entertainment expenses and paid vacation.

We believe that employment agreements ensure continued dedication of executives in view of personal uncertainties or risk of job loss and ensure that compensation and benefits expectations are understood and satisfied. We may enter into employment agreements governing compensatory terms such as base salary, target incentive bonus percentage, annual equity target and equity grants upon hire. Employment agreements may also include specific terms regarding relocation (where appropriate), severance payments and other benefits, if any, due to the executive under various employment termination circumstances.

Severance and Change in Control Payments

In May 2019 we adopted a form of change in control agreement for certain of our executives and other employees that provided for certain benefits upon a termination following a change in control, but none were in effect at the end of 2024. Messrs. Maxwell, Bain, Pruckl and Powers are each party to an executive employment agreement that contain provisions relating to payments on change of control. For additional information, see “Executive Compensation—Potential Payments upon Termination or Change in Control.”

Perquisites and Indemnification

We do not typically provide perquisites to our NEOs that are not available to employees generally.

Pursuant to our organizational documents, we are required to indemnify, to the fullest extent permitted by applicable law, any person who was or is made, or is threatened to be made, a party, or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she, or a person for whom he or she is a legal representative, is or was a director or an officer of the Company, including our NEOs.

From time to time, we may provide perquisites for recruitment or retention purposes, or in connection with a relocation. Mr. Pruckl was asked to relocate from Gabon to the United States in connection with his promotion to Chief Operating Officer in late 2022, and, as is reflected in the Summary Compensation Table, he receives housing costs, and payments for increased tax costs relating to this relocated assignment. We generally provide similar compensation to non-executives whom we ask to relocate.

VAALCO ENERGY, INC.

Other Compensation Information

Prohibition on Hedges and Pledges. Our insider trading policy prohibits hedging and pledging transactions and broadly applies to all directors, officers and employees of the Company. Such persons are prohibited from (i) executing transactions in Company securities that involve puts, calls or other derivative securities on an exchange or other organized market, (ii) holding Company securities in margin accounts or pledging the Company securities as collateral for loans or other obligations, without the prior consent of the Board, or (iii) engaging in hedging transactions with respect to Company securities, including trading in any derivative security, zero-cost collars, forward sale contracts, or other forms of hedging or monetization transactions, including those that allow such person to own the securities without the full risks and rewards of ownership.

Assessment of Risk. It is important to take risk into account when making compensation decisions. Our Compensation Committee has designed our compensation program for executive officers to avoid excessive risk taking. While, as discussed above, metrics are an important component of the Compensation Committee’s deliberations with respect to annual bonuses, the Compensation Committee retains discretion to depart from these metrics in part to maintain a stronger ability to deter excessive risk taking.

Stock Ownership Guidelines. We have adopted stock ownership guidelines that apply to our officers and directors. Pursuant to the guidelines, our directors and officers must own a multiple of their annual base salary or their cash retainer, as applicable, in our common stock or certain qualifying derivatives. For additional information, see “Corporate Governance—Stock Ownership Guidelines.”

Accounting and Tax Considerations. We may from time to time pay compensation amounts to our executive officers that are not deductible under the Internal Revenue Code of 1986 (the “Code”). Although we consider tax deductibility in the design and administration of our executive compensation plans and programs, we believe that our interests are best served by providing competitive levels of compensation to our NEOs even if it results in the non-deductibility of certain amounts under the Code.

Section 409A of the Code sets forth limitations on the deferral and payment of certain benefits. Generally, the Compensation Committee intends to administer our executive compensation program and design individual compensation components, and the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A. Equity awards granted to our employees, including NEOs, and to our directors, have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date (and each subsequent reporting date, as applicable) in accordance with ASC Topic 718.

2025 PROXY STATEMENT

Recoupment Policy. We have a clawback policy that is compliant with NYSE and SEC standards that provides for the recoupment or forfeiture of incentive compensation paid to our executives in the event that we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the federal securities laws.

Practices Related to the Grant of Equity Awards Close in Time to the Release of Material Nonpublic Information. It has been Vaalco’s practice for several years to determine equity awards at the June meeting of the Board, which is generally held on the same day as, and subsequent to, the Annual Meeting. The Company has not timed the disclosure of material nonpublic information to affect the value of executive compensation. The Compensation Committee may, in its discretion, grant equity awards outside of our annual grant cycle for new hires, retention, or other purposes. The Compensation Committee approves all equity award grants on or before the grant date and does not take material nonpublic information into account when determining the timing and terms of equity award grants.

The following table contains information required by item 402(x)(2) of Regulation S-K about stock options granted to our NEOs in the last completed fiscal year during the period from four business days before to one business day after the filing of our periodic reports on Forms 10-K and 10-Q or current reports on Form 8-K that contained material nonpublic information with the SEC under the Exchange Act. We are providing the following information about the stock options granted to our NEOs on June 6, 2024, the same business day that we filed a Form 8-K that disclosed the voting results of our Annual Meeting, which is deemed to be material nonpublic information.

Name	Grant Date	Number of securities underlying the award	Exercise price of the award ($/Share)	Grant date fair value of the award	Percentage change in the
closing market price of the
securities underlying the
award between the trading day
ending immediately prior to the
disclosure of material nonpublic
information and the trading day
beginning immediately following
the disclosure of material
					nonpublic information
George Maxwell	6/6/2024	261,545	$5.96	$1,558,808.20	(1.17)%
Ronald Bain	6/6/2024	95,736	$5.96	$570,586.56	(1.17)%
Thor Pruckl	6/6/2024	127,248	$5.96	$758,398.08	(1.17)%
Matthew Powers	6/6/2024	64,966	$5.96	$387,197.36	(1.17)%

VAALCO ENERGY, INC.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the foregoing Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2025 Annual Meeting of Shareholders, and also incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Compensation Committee of the Board,

Andrew L. Fawthrop, Chairman

Cathy Stubbs

Fabrice Nze-Bekale

Edward LaFehr

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities or the Exchange Act, except to the extent that the Company specifically incorporates such information.

2025 PROXY STATEMENT

Executive Compensation

2024 Summary Compensation Table

The following sets forth the annual compensation elements of VAALCO’s NEOs for the years ended December 31, 2024, December 31, 2023 and December 31, 2022.

Name and Principal Position	Year	Salary ($)	Stock Awards($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
George W. M. Maxwell Chief Executive Officer	2024	591,250	841,290	842,175	686,675	54,103(4)	3,015,493
	2023	550,000	412,501	412,501	561,000	40,423(5)	1,976,425
	2022	550,000	280,752	240,750	607,750	39,000(6)	1,718,252
Ronald Y. Bain	2024	430,000	307,947	308,270	374,550	45,222(7)	1,465,989
Chief Financial Officer	2023	400,000	150,002	150,001	306,000	39,668(8)	1,045,671
	2022	400,000	131,777	131,773	331,500	39,000(9)	1,034,050
Thor Pruckl(1) Chief Operating Officer	2024	424,000	409,309	409,739	351,540	349,514(10)	1,944,102
	2023	400,000	150,002	150,001	298,500	421,962(11)	1,420,465
Matthew R. Powers(1) Executive Vice President and General Counsel	2024	372,500	208,970	209,191	286,335	22,440(12)	1,099,436
	2023	350,000	87,500	87,500	254,625	19,800(13)	799,425

Jason Doornik(1) Chief Accounting Officer	2024	92,923	-	-	-	84,754(14)	177,677
	2023	236,150	46,920	46,921	92,160	24,030(15)	446,181

VAALCO ENERGY, INC.

(1)	Messrs. Pruckl, Powers and Doornik became NEOs in the year ended December 31, 2023. In accordance with SEC C&DI 119.01, the annual compensation data for the year ended December 31, 2022 has been omitted. Mr. Doornik left his employment with the Company in May 2024.

(2)	The grant date fair value was determined under ASC Topic 718 for financial reporting purposes. For a discussion of the determination of fair value under this Topic for the grants, see Note 17, “Stock-based Compensation and Other Benefit Plans” to the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. The actual value that can be realized from the exercise of stock options depends on the increase of Vaalco’s stock price above the exercise price between the vesting date and the exercise date. Each stock option contains both a performance and time component in order to vest. One-third of the awards vest no sooner than the first anniversary of the grant date, provided that, after the grant date, a stock price performance hurdle of 15% above the exercise price has been achieved; another one-third of the awards vest no sooner than the second anniversary of the grant date, provided that, after the grant date, a stock price performance hurdle of 32.25% above the exercise price has been achieved; and the remaining one-third of the awards vest no sooner than the third anniversary of the grant date, provided that, after the grant date, a stock price performance hurdle of 52.5% above the exercise price has been achieved. Each hurdle is measured using a 30-day average stock price. Each stock price performance hurdle must be achieved no later than the ten-year anniversary of the grant date to trigger vesting.

(3)	Annual bonuses for our executives for 2024 were determined and paid in March 2025 and are reflected in the 2024 non-equity incentive plan compensation column. Annual bonuses for our executives for 2023 were determined and paid in March 2024 and are reflected in the 2023 non-equity incentive plan compensation column. Annual bonuses for our executives for 2022 were determined and paid in March 2023 and are reflected in the 2022 non-equity incentive plan compensation column.

(4)	Consists of $17,000 in pension benefits and $22,000 in health benefits, each as provided for in accordance with the Maxwell Employment Agreement, and $15,103 in dividends paid on unvested restricted stock.

(5)	Consists of $17,000 in pension benefits and $22,000 in health benefits, each as provided for in accordance with the Maxwell Employment Agreement, and $1,423 in dividends paid on unvested restricted stock..

(6)	Consists of $17,000 in pension benefits and $22,000 in health benefits, each as provided for in accordance with the Maxwell Employment Agreement as then in effect.

(7)	Consists of $17,000 in pension benefits and $22,000 in health benefits, each as provided for in accordance with the Bain Employment Agreement, and $6,222 in dividends paid on unvested restricted stock.

(8)	Consists of $17,000 in pension benefits and $22,000 in health benefits, each as provided for in accordance with the Bain Employment Agreement, and $668 in dividends paid on unvested restricted stock.

(9)	Consists of $17,000 in pension benefits and $22,000 in health benefits, each as provided for in accordance with the Bain Employment Agreement.

(10)	Consists of $8,816 in dividends paid on unvested restricted stock, $34,000 in pension benefits and $95,876 in housing costs and $210,822 in payments for increased tax costs related to Mr. Pruckl’s expatriate assignment and relocation, each as provided for in accordance with the Pruckl Employment Agreement.

(11)	Consists of $5,402 in dividends paid on unvested restricted stock, $17,000 in pension benefits, $107,676 in housing costs and $291,884 in payments for increased tax costs related to Mr. Pruckl’s expatriate assignment and relocation, each as provided for in accordance with the Pruckl Employment Agreement. Mr. Pruckl was asked to relocate to Houston, Texas from Gabon in connection with his promotion. Expats who relocate at the Company’s request, both executive and non-executive, are typically provided a housing and automobile allowance and are also made whole with respect to increased tax burdens.

(12)	Consists of $20,700 in matching contributions by the Company to a 401(k) plan and $1,740 in dividends paid on unvested restricted stock.

(13)	Reflects matching contributions by the Company to a 401(k) plan.

(14)	Consists of $69,588 of severance pay and other benefits, $11,988 in matching contributions by the Company to a 401(k) plan and $3,178 in dividends paid on unvested restricted stock.

(15)	Consists of $4,866 in dividends paid on unvested restricted stock, and $19,165 reflecting matching contributions by the Company to a 401(k) plan.

2025 PROXY STATEMENT

Grants of Plan-Based Awards during 2024

The following table presents grants of plan-based awards during the fiscal year ending December 31, 2024:

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All other option awards
Name of Executive	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All other stock awards: Number of shares of stock or units (#)(2)	Number of securities underlying options (#)(3)	Exercise or base price of option awards ($)	Grant date fair value of stock and option awards ($)(4)
George W. M. Maxwell	6/06/2024	-	-	-	-	261,545	5.96	855,252
	6/06/2024	-	-	-	141,156	-	-	841,290
	-	-	886,875	1,773,750	-	-	-	-
Ronald Y. Bain	6/06/2024	-	-	-	-	95,736	5.96	313,057
	6/06/2024	-	-	-	51,669	-	-	307,947
	-	-	322,500	645,000	-	-	-	-
Thor Pruckl	6/06/2024	-	-	-	-	127,248	5.96	416,101
	6/06/2024	-	-	-	68,676	-	-	409,309
	-	-	318,000	636,000	-	-	-	-
Matthew R. Powers	6/06/2024	-	-	-	-	64,966	5.96	212,439
	6/06/2024	-	-	-	35,062	-	-	208,970
	-	-	279,375	558,750	-	-	-	-
Jason J. Doornik	6/06/2024	-	-	-	-	-	-	-
	6/06/2024	-	-	-	-	-	-	-
	-	-	-	-	-	-	-	-

(1)

Actual cash bonus amounts paid to the NEOs for 2024 were Mr. Maxwell: $686,675, Mr. Bain: $374,550, Mr. Pruckl: $351,540 and Mr. Powers: $286,335. Mr. Doornik left his employment with the Company in May of 2024. The annual incentive bonuses were paid in 2025 but relate to 2024 performance based on performance measures that were determined by the Compensation Committee during 2024.

(2)	Amount represents the restricted stock granted on the noted date, which vests in three equal annual installments beginning one year from the date of grant.

(3)	Amounts represent the stock options granted on the noted date. Each stock option has an exercise price of $5.96 per share and contains both a performance component and time component in order to vest. One-third of the awards vest no sooner than June 6, 2025, provided that, after the date of grant, a stock price performance hurdle of 15% above the exercise price has been achieved; one-third of the awards vest no sooner than June 6, 2026, provided that, after the date of grant, a stock price performance hurdle of 32.25% above the exercise price has been achieved; and the remaining one-third of the awards vest no sooner than June 6, 2027, provided that, after the date of grant, a stock price performance hurdle of 52.5% above the exercise price has been achieved. Each hurdle is measured using a 30-day average stock price. Each stock price performance hurdle must be achieved no later than June 6, 2034 to trigger vesting. As of April 11, 2025, none of the stock price performance hurdles have been achieved.

(4)	The amounts reflected in the table above for restricted stock and stock options are reported based upon the grant date fair value computed in accordance FASB ASC Topic 718. See Note 17, “Stock-based Compensation and Other Benefit Plans” to Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for additional detail regarding assumptions underlying the value of these equity awards.

VAALCO ENERGY, INC.

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2025 PROXY STATEMENT

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table sets forth specific information with respect to unexercised options and unvested awards for each of our NEOs outstanding as of December 31, 2024. Except as otherwise noted in the footnotes thereto, all awards reported in the following table vest ratably over a three-year period beginning on the first anniversary of the date of grant.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units or stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
George W. M. Maxwell			-	-	14,600(2)	$63,802
			-	-	65,632(2)	$286,812
			-	-	141,156(3)	$616,852
	28,277		6.41(4)	3/11/2032
		56,554	6.41(4)	3/11/2032
	54,348		4.19(5)	6/08/2033
		108,696	4.19(5)	6/08/2033
		261,545	5.96(6)	6/06/2034
Ronald Y. Bain					6,853(1)	$29,948
					23,866(2)	$104,294
					51,669(3)	$225,794
	15,478		6.41(4)	3/11/2032
		30,954	6.41(4)	3/11/2032
	19,763		4.19(5)	6/08/2033
		39,526	4.19(5)	6/08/2033
		95,736	5.96(6)	6/06/2034

VAALCO ENERGY, INC.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units or stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Thor Pruckl					4,874(1)	$21,299
					23,866(2)	$104,294
					68,676(3)	$300,114
	23,522		1.23(7)	6/25/2030
	43,970		3.14(8)	3/03/2031
	11,009		6.41(4)	3/11/2032
		22,016	6.41(4)	3/11/2032
	19,763		4.19(5)	6/08/2033
		39,526	4.19(5)	6/08/2033
		127,248	5.96(6)	6/06/2034
Matthew R. Powers					13,922(2)	$60,839
					35,062(3)	$153,221
	11,529		4.19(5)	6/08/2033
		23,056	4.19(5)	6/08/2033
	-	64,966	5.96(6)	6/06/2034
Jason Doornik	-	-	-	-	-	-

(1)	These amounts represent time-vested restricted stock awards granted on March 11, 2022.

(2)	These amounts represent time-vested restricted stock awards granted on June 8, 2023.

(3)	These amounts represent time-vested restricted stock awards granted on June 6, 2024.

(4)	Represents the exercise price for stock options awarded on March 11, 2022. Each stock option contains both a performance component and time component in order to vest. One-third of the awards vest no sooner than the first anniversary of the grant date, provided that, after the grant date, a stock price performance hurdle of 15% above the exercise price has been achieved; another one-third of the awards vest no sooner than the second anniversary of the grant date, provided that, after the grant date, a stock price performance hurdle of 32.25% above the exercise price has been achieved; and the remaining one-third of the awards vest no sooner than the third anniversary of the grant date, provided that, after the grant date, a stock price performance hurdle of 52.5% above the exercise price has been achieved. Each hurdle is measured using a 30-day average stock price. Each stock price performance hurdle must be achieved no later than the ten-year anniversary of the grant date to trigger vesting.

(5)	Represents the exercise price for stock options awarded on June 8, 2023. Each stock option contains both a performance component and time component in order to vest. One-third of the awards vest no sooner than the first anniversary of the grant date, provided that, after the grant date, a stock price performance hurdle of 15% above the exercise price has been achieved; another one-third of the awards vest no sooner than the second anniversary of the grant date, provided that, after the grant date, a stock price performance hurdle of 32.25% above the exercise price has been achieved; and the remaining one-third of the awards vest no sooner than the third anniversary of the grant date, provided that, after the grant date, a stock price performance hurdle of 52.5% above the exercise price has been achieved. Each hurdle is measured using a 30-day average stock price. Each stock price performance hurdle must be achieved no later than the ten-year anniversary of the grant date to trigger vesting.

2025 PROXY STATEMENT

(6)	Represents the exercise price for stock options awarded on June 6, 2024. Each stock option contains both a performance component and time component in order to vest. One-third of the awards vest no sooner than the first anniversary of the grant date, provided that, after the grant date, a stock price performance hurdle of 15% above the exercise price has been achieved; another one-third of the awards vest no sooner than the second anniversary of the grant date, provided that, after the grant date, a stock price performance hurdle of 32.25% above the exercise price has been achieved; and the remaining one-third of the awards vest no sooner than the third anniversary of the grant date, provided that, after the grant date, a stock price performance hurdle of 52.5% above the exercise price has been achieved. Each hurdle is measured using a 30-day average stock price. Each stock price performance hurdle must be achieved no later than the ten-year anniversary of the grant date to trigger vesting.

(7)	Represents the exercise price for stock options awarded on June 25, 2020. Each stock option contains both a performance component and time component in order to vest. One-third of the awards vest no sooner than the first anniversary of the grant date, provided that, after the grant date, a stock price performance hurdle of 15% above the exercise price has been achieved; another one-third of the awards vest no sooner than the second anniversary of the grant date, provided that, after the grant date, a stock price performance hurdle of 32.25% above the exercise price has been achieved; and the remaining one-third of the awards vest no sooner than the third anniversary of the grant date, provided that, after the grant date, a stock price performance hurdle of 52.5% above the exercise price has been achieved. Each hurdle is measured using a 30-day average stock price. Each stock price performance hurdle must be achieved no later than the ten-year anniversary of the grant date to trigger vesting.

(8)	Represents the exercise price for stock options awarded on March 3, 2021. Each stock option contains both a performance component and time component in order to vest. One-third of the awards vest no sooner than the first anniversary of the grant date, provided that, after the grant date, a stock price performance hurdle of 15% above the exercise price has been achieved; another one-third of the awards vest no sooner than the second anniversary of the grant date, provided that, after the grant date, a stock price performance hurdle of 32.25% above the exercise price has been achieved; and the remaining one-third of the awards vest no sooner than the third anniversary of the grant date, provided that, after the grant date, a stock price performance hurdle of 52.5% above the exercise price has been achieved. Each hurdle is measured using a 30-day average stock price. Each stock price performance hurdle must be achieved no later than the ten-year anniversary of the grant date to trigger vesting.

Option Exercises and Stock Vested During the Fiscal Year Ended December 31, 2024

The following table sets forth specific information with respect to each exercise of stock options and each vesting of restricted stock during 2024 for each of our NEOs on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
George W. M. Maxwell	-	-	47,417	263,257
Ronald Y. Bain	-	-	18,787	102,542
Thor Pruckl	-	-	26,096	133,660
Matthew R. Powers	-	-	6,961	42,184
Jason J. Doornik	-	-	12,764	55,285

(1)	The value realized on vesting is calculated by multiplying the number of shares that vested by the closing price of a share of our common stock as reported on the NYSE on the vesting date.

VAALCO ENERGY, INC.

Pension Benefits Table

We do not provide a pension plan or any other tax-qualified or non-tax-qualified defined benefit plan for our employees.

Nonqualified Deferred Compensation

We do not contribute to any nonqualified deferred compensation benefit plan or program, or under any contract that would provide deferred compensation benefits.

Potential Payments upon Termination or Change in Control

Capitalized terms used in this section and not otherwise defined in this Proxy Statement can be found in the applicable agreement attached as an Exhibit to our most recent Annual Report on Form 10-K, filed with the SEC on March 17, 2025.

NEO Employment Agreements. The Maxwell Employment Agreement provides that upon termination of Mr. Maxwell’s employment for any reason, Mr. Maxwell will be entitled to receive (i) the base salary earned before the Termination Date, (ii) his accrued and unused vacation days through the Termination Date and (iii) any unreimbursed reasonable business expenses that were incurred but unpaid as of the Termination Date. Upon an involuntary termination of Mr. Maxwell’s employment by the Company except for Cause, by Mr. Maxwell for Good Reason, or due to Mr. Maxwell’s death or disability, the Company will pay Mr. Maxwell additional compensation equal to 50% of his annual base salary then in effect plus 50% of the greater of (i) his average annual bonus paid or payable for the preceding two calendar years and (ii) the annual bonus for the calendar year in which the termination occurs (prorated for the portion of the year actually worked). These benefits are subject to his signing a release in favor of the Company and complying with certain other covenants.

If a Change in Control occurs and Mr. Maxwell is terminated during a specified period preceding or following the Change in Control, then under certain circumstances the Company will pay Mr. Maxwell additional compensation equal to 150% of his annual base salary then in effect plus 150% of the greater of (i) his average annual bonus paid or payable for the preceding two calendar years and (ii) the annual bonus for the calendar year in which the termination occurs (prorated for the portion of the year actually worked).

The Bain Employment Agreement provides that upon termination of Mr. Bain’s employment for any reason, Mr. Bain will be entitled to receive (i) the base salary earned before the Termination Date, (ii) his accrued and unused vacation days through the Termination Date and (iii) any unreimbursed reasonable business expenses that were incurred but unpaid as of the Termination Date. The Bain Employment Agreement provides that, upon an involuntary termination of Mr. Bain’s employment by the Company except for Cause, by Mr. Bain for Good Reason, or due to Mr. Bain’s death or disability, the Company will pay Mr. Bain additional compensation equal to 50% of his annual base salary then in effect plus 50% of the greater of (i) his average annual bonus paid or payable for the preceding two calendar years and (ii) the annual bonus for the calendar year in which the termination occurs (prorated for the portion of the year actually worked).

If a Change in Control occurs and Mr. Bain is terminated during a specified period preceding or following the Change in Control, then under certain circumstances, the Company will pay Mr. Bain additional compensation equal to 100% of his annual base salary then in effect plus 100% of the greater of (i) his average annual bonus paid or payable for the preceding two calendar years and (ii) the annual bonus for the calendar year in which the termination occurs (prorated for the portion of the year actually worked).

2025 PROXY STATEMENT

The Pruckl Employment Agreement provides that upon termination of Mr. Pruckl’s employment for any reason, Mr. Pruckl will be entitled to receive (i) the base salary earned through the Termination Date (as defined in the Pruckl Employment Agreement), (ii) his accrued and unused vacation days through the Termination Date and (iii) any unreimbursed reasonable business expenses that were incurred but unpaid as of the Termination Date. The Pruckl Employment Agreement provides that, upon an involuntary termination of Mr. Pruckl’s employment by the Company except for Cause (as defined in the Pruckl Employment Agreement), by Mr. Pruckl for Good Reason (as defined in the Pruckl Employment Agreement), or due to Mr. Pruckl’s death or disability, the Company will pay Mr. Pruckl additional compensation equal to 50% of his annual base salary then in effect plus 50% of the greater of (i) his average annual bonus paid or payable for the preceding two calendar years and (ii) the annual bonus for the calendar year in which the termination occurs calculated at the Incentive Target Percentage, as defined therein (prorated for the portion of the year actually worked), as well as provide for continued group health plan coverage for Mr. Pruckl, his eligible spouse and other dependents for a period of one year following termination.

If a Change in Control (as defined in the Pruckl Employment Agreement) occurs and Mr. Pruckl is terminated during a specified period preceding or following the Change in Control, then under certain circumstances, the Company will pay Mr. Pruckl additional compensation equal to 100% of his annual base salary then in effect plus 100% of the greater of (i) his average annual bonus paid or payable for the preceding two calendar years and (ii) the annual bonus for the calendar year in which the termination occurs calculated at the Incentive Target Percentage, as defined therein (prorated for the portion of the year actually worked).

The Powers Employment Agreement provides that upon termination of Mr. Powers’ employment for any reason, Mr. Powers will be entitled to receive (i) the base salary earned before the Termination Date (as defined in the Powers Employment Agreement), (ii) his accrued and unused vacation days through the Termination Date and (iii) any unreimbursed reasonable business expenses that were incurred but unpaid as of the Termination Date. The Powers Employment Agreement provides that, upon an involuntary termination of Mr. Powers’ employment by the Company except for Cause (as defined in the Powers Employment Agreement), by Mr. Powers for Good Reason (as defined in the Powers Employment Agreement), or due to Mr. Powers’ death or disability, the Company will pay Mr. Powers additional compensation equal to 50% of his annual base salary then in effect plus 50% of the greater of (i) his average annual bonus paid or payable for the preceding two calendar years and (ii) the annual bonus for the calendar year in which the termination occurs calculated at the Incentive Target Percentage, as defined therein (prorated for the portion of the year actually worked), as well as provide for continued group health plan coverage for Mr. Powers, his eligible spouse and other dependents for a period of one year following termination.

If a Change in Control (as defined in the Powers Employment Agreement) occurs and Mr. Powers is terminated during a specified period preceding or following the Change in Control, then under certain circumstances, the Company will pay Mr. Powers additional compensation equal to 100% of his annual base salary then in effect plus 100% of the greater of (i) his average annual bonus paid or payable for the preceding two calendar years and (ii) the annual bonus for the calendar year in which the termination occurs calculated at the Incentive Target Percentage, as defined therein (prorated for the portion of the year actually worked).

VAALCO ENERGY, INC.

Change In Control Agreements. In May 2019, our Board adopted a form of change in control agreement for certain of our executive officers and other associates of the Company. The form was adopted to provide a uniform framework of severance benefits to our key employees and leadership team following a change in control.

Under the change in control agreement, upon the termination of a participant’s employment by the Company without cause or a resignation by the participant for good reason three months prior to a change in control or six months following a change in control, the participant will be entitled to receive:

•	a cash amount equal to one-hundred percent of the participant’s base salary; and

•	continued participation in the Company’s group health plans for the participant and his or her eligible spouse and other dependents for six months.

Any payments under the change in control agreement are subject to the participant’s execution and non-revocation of a general waiver and release of claims against the Company.

Mr. Doornik was the only NEO who was party to a change in control agreement.

Potential Payments upon Termination or Change in Control Table. The following table sets forth the incremental compensation that would be payable by us to our current NEOs in the event of the NEO’s termination of employment with us under various scenarios, which we refer to as “termination events,” including the NEO’s voluntary resignation, involuntary termination for “cause,” involuntary termination without “cause,” termination by the executive for “good reason,” termination in connection with a “change in control,” and termination in the event of “disability” or death, where each of these defined terms has the meaning ascribed to it in the respective executive’s employment agreement. In accordance with applicable SEC rules, the following discussion assumes:

•	that the termination event in question occurred on December 31, 2024 and that the contractual agreements for our named executive officers in effect as of the date of this proxy statement were in effect on such date; and

•	with respect to calculations based on our stock price, we used $4.37, which was the reported closing price of our common stock on December 31, 2024.

The analysis contained in this section does not consider or include payments made to a NEO with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of our NEOs and that are available generally to all salaried employees, such as our 401 (k) plan. The actual amounts that would be paid upon a NEO’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, our stock price at such time and the named NEO’s age and service.

Messrs. Maxwell, Bain, Pruckl and Powers are party to employment agreements, which include certain provisions relating to potential payments in the event of termination of employment in connection with a change in control, each as described above. Mr. Doornik was a party to a change in control agreement described above, but left his employment with the Company in May of 2024. In addition, all of our NEOs are party to equity award agreements relating to options and restricted stock granted under our incentive plans. These award agreements provide that a NEO is entitled to acceleration of outstanding grants in the event of a termination in connection with a change in control.

2025 PROXY STATEMENT

The table below indicates the estimated compensation payable by us to Messrs. Maxwell, Bain, Pruckl, Powers and Doornik, including: cash severance, health care premiums, and accelerated stock option and restricted stock award vesting, upon different termination events.

Name of Executive Officer and Type of Compensation	Voluntary Resignation ($)	Involuntary Termination For Cause ($)	Involuntary Termination Without Cause or Resigned for Good Reason ($)	Termination in Connection with Change in Control ($)	Termination in the Event of Disability or Death ($)
George W. M. Maxwell

Cash Severance	—	—	$638,963	$1,773,750	$638,963
Health Care Premiums	—	—	$29,183	$29,183	$29,183
Accelerated Restricted	—	—	—	$967,466	$967,466
Stock Vesting
Accelerated Stock Option	—	—	—	$2,226,165	$2,226,165
Award Vesting
Total	—	—	$668,145	$4,996,564	$3,861,776

Ronald Y. Bain

Cash Severance	—	—	$402,275	$804,550	$402,275
Health Care Premiums	—	—	$29,183	$29,183	$29,183
Accelerated Restricted	—	—	—	$360,036	$360,036
Stock Vesting
Accelerated Stock Option	—	—	—	$880,367	$880,367
Award Vesting
Total	—	—	$431,458	$2,074,135	$1,671,860

Thor Pruckl

Cash Severance	—	—	$387,770	$775,540	$387,770
Health Care Premiums	—	—	$28,194	$28,194	$28,194
Accelerated Restricted	—	—	—	$425,708	$425,708
Stock Vesting
Accelerated Stock Option	—	—	—	$1,254,426	$1,254,426
Award Vesting
Total	—	—	$415,964	$2,483,868	$2,096,098

VAALCO ENERGY, INC.

Name of Executive Officer and Type of Compensation(1)(2)	Voluntary Resignation ($)	Involuntary Termination For Cause ($)	Involuntary Termination Without Cause or for Good Reason ($)	Termination in Connection with Change in Control ($)	Termination in the Event of Disability or Death ($)
Matthew R. Powers

Cash Severance	—	—	$329,418	$658,835	$329,418
Health Care Premiums	—	—	$31,238	$31,238	$31,238
Accelerated Restricted	—	—	—	$214,060	$214,060
Stock Vesting
Accelerated Stock Option	—	—	—	$435,038	$435,038
Award Vesting
Total	—	—	$360,656	$1,339,171	$1,009,754

Jason J. Doornik

Cash Severance	—	—	—	—	—
Health Care Premiums	—	—	—	—	—
Accelerated Restricted	—	—	—	—	—
Stock Vesting
Accelerated Stock Option	—	—	—	—	—
Award Vesting
Total	—	—	—	—	—

2025 PROXY STATEMENT

Chief Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of SEC Regulation S-K, we are providing the following information about the relationship between the annual total compensation of our median employee and of our Chief Executive Officer. The pay ratio included in this disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulations S-K. To better understand this disclosure, it is important to emphasize that our compensation programs are designed to reflect local market practices across our operations. We strive to create a competitive compensation program in terms of both the position and the geographic location in which our employees are located. As a result, the Company’s compensation programs vary among local markets to provide for a competitive compensation package and we have used reasonable estimates to calculate our median employee compensation in light of these varying market practices. As of December 31, 2024, approximately 113 of the Company’s employees were employed in Gabon, 33 were based out of Egypt, 11 employees were based out of Canada, and 54 employees were based out of Houston, Texas.

For the year ended December 31, 2024, the total compensation for our Chief Executive Officer, Mr. Maxwell was $3,030,249. Based on the methodology described below, we determined that the median employee in terms of total 2024 compensation of all Company employees (other than Mr. Maxwell) received an estimated $125,920 in annual total compensation for 2024 (using the methodology for determining the compensation of our NEOs as reported in the Summary Compensation Table). Therefore, the estimated ratio of 2024 total compensation of our Chief Executive Officer to the median employee was approximately 24.06 to 1. The pay ratio provided is a reasonable estimate calculated in a manner consistent with SEC rules.

For the Company’s employees in Gabon, amounts were converted from Central African CFA franc to U.S. dollars using an exchange rate of 604.54 Central African CFA francs to 1.00 U.S. dollar, which was the average exchange rate in 2024. For the Company’s employees in Egypt, amounts were converted from Egyptian pound to U.S. dollars using an exchange rate of 44.77 Egyptian pounds to 1.00 U.S. dollar, which was the average exchange rate in 2024. For the Company’s employees in Canada, amounts were converted from Canadian dollar to U.S. dollars using an exchange rate of 1.36 Canadian dollars to 1.00 U.S. dollar, which was the average exchange rate in 2024.

To determine median employee compensation, we took the following steps:

•	We identified our employee population as of December 31, 2024, which consisted of approximately 230 full-time employees.

•	With respect to employees other than Mr. Maxwell, we used SEC rules to determine total compensation for 2024 for each employee, which consisted of base cash salary for salaried employees and cash compensation paid at the applicable hourly rate for non-salaried employees, bonuses, allowances, the Company’s matching contributions to the employee’s 401(k) account and the fair value of stock-based awards on the date of grant. We then identified the median employee based on total compensation.

•	Once we identified our median employee, we than calculated the median employee’s “annual total compensation.” We followed the methodology required under SEC regulations for calculating the total compensation of our NEOs as reported in the Summary Compensation Table. We did not add the value of employer contributions to broad-based employee benefit plans except to the extent such amounts are included in the Summary Compensation Table for our NEOs.

VAALCO ENERGY, INC.

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2025 PROXY STATEMENT

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, the Company is providing the following information regarding the relationship between executive compensation and the Company’s financial performance for each of the five years in the period ended December 31, 2024. In accordance with the applicable SEC rules, the adjustments described and quantified below were made to the values reported in the Summary Compensation Table (“SCT”) for each applicable year to determine the “actual” compensation paid to our Principal Executive Officer (“PEO”) and the average “actual” compensation paid to our other Named Executive Officers (“Non-PEO NEOs”).

The following table summarizes compensation values reported in the Summary Compensation Table for our PEO and the average for our Non-PEO NEOs, as compared to “compensation actually paid” or “CAP” and the Company’s financial performance for the years ended December 31, 2024, 2023, 2022, 2021, and 2020:

							Value of Initial Fixed $100 Investment Based On:
	SCT Total Compensation for Current CEO (Maxwell)(1)	Compensation Actually Paid to Current CEO (Maxwell)(1)(3)	SCT Total Compensation for Prior CEO (Bounds)(1)	Compensation Actually Paid to Prior CEO (Bounds)(1)(3)	Average SCT Total Compensation for Other NEOs(2)(3)	Average Compensation Actually Paid to Other NEOs(2)	Vaalco Cumulative TSR	Industry Index Cumulative TSR(4)	Peer Group Cumulative TSR(4)	Net Income ($M)	Company- Selected Performance Measure (Adjusted EBITDAX)($M)
2024	$3,015,493	$2,391,536			$1,171,801	$1,008,785	$223.69	$159.70	$78.89	$58.49	$303.00
2023	$1,976,426	$1,952,232			$927,936	$922,348	$219.40	$160.83	$89.65	$60.35	$280.40
2022	$1,718,252	$1,641,635			$830,337	$858,442	$210.27	$154.88	$84.38	$51.89	$186.60
2021	$657,363	$657,363	$2,314,678	$1,344,158	$598,451	$821,005	$144.59	$106.29	$63.15	$81.84	$85.80
2020			$1,405,340	$1,021,663	$567,276	$519,663	$79.73	$63.42	$64.68	($48.18)	$26.60

(1)	George Maxwell has been CEO since April 19, 2021. He replaced Cary Bounds, who resigned from that role April 18, 2021.

(2)	Other NEOs for the indicated years were, for 2024, Ronald Bain, Thor Pruckl, Matthew Powers, and Jason J. Doornik; for 2023, Ronald Bain, Thor Pruckl, Matthew Powers, and Jason J. Doornik; for 2022, Ronald Bain, David A. DesAutels, and Michael G. Silver; and, for 2021, Ronald Bain, David A. DesAutels, and Michael G. Silver. Mr. Bain was appointed as the Company’s Chief Financial Officer on June 21, 2021.

(3)	The Company deducted from, or added to, SCT Total Compensation the amounts listed in the table below to calculate Compensation Actually Paid (“CAP”) in accordance with Item 402(v) of Regulation S-K. Equity valuation assumptions for calculating CAP are not materially different from grant date valuation assumptions. As the Company’s NEOs do not participate in any defined benefit plans, no adjustments were required to SCT Total Compensation related to the value of benefits under such plans.

VAALCO ENERGY, INC.

CEO
	2020	2021	2021	2022	2023	2024
	(Mr. Bounds)	(Mr. Bounds)	(Mr. Maxwell)	(Mr. Maxwell)	(Mr. Maxwell)	(Mr. Maxwell)
Total Compensation as Reported in the Summary Compensation Table (SCT)	$1,405,340	$2,314,678	$657,363	$1,718,252	$1,976,426	$3,015,493
Pension values reported in the SCT	$0	$0	$0	$0	$0	$0
Fair value of equity awards granted during the fiscal year	($524,300)	($857,728)	$0	($521,502)	($825,002)	($1,683,465)
Pension value attributable to current year's service and any change in pension value attributable to plan amendments made in the current year	$0	$0	$0	$0	$0	$0
Fair value of equity awards granted during the fiscal year - value at year-end	$805,249	$878,910	$0	$444,885	$846,385	$1,103,325
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	($237,767)	$550,113	$0	$0	($40,501)	($134,806)
Change in fair value from end of prior fiscal year to vesting date, for awards made in prior fiscal years that vested during current fiscal year	($426,858)	$888,665	$0	$0	($17,683)	$74,747
Fair value of equity compensation forfeited in current fiscal year determined at end of prior fiscal year	$0	($2,430,480)	$0	$0	$0	$0
Dividends or other earnings paid on equity awards during the year	$0	$0	$0	$0	$12,607	$16,240.97
Compensation Actually Paid	$1,021,663	$1,344,158	$657,363	$1,641,635	$1,952,232	$2,391,536

2025 PROXY STATEMENT

Other NEO Average

	2020	2021	2022	2023	2024
Total Compensation as Reported in the Summary Compensation Table (SCT)	$567,276	$598,451	$830,337	$927,936	$1,171,801
Pension values reported in the SCT	$0	$0	$0	$0	$0
Fair value of equity awards granted during the fiscal year	($121,504)	($127,298)	($233,665)	($217,212)	($463,357)
Pension value attributable to current year's service and any change in pension value attributable to plan amendments made in the current year	$0	$0	$0	$0	$0
Fair value of equity awards granted during the fiscal year - value at year-end	$186,613	$130,441	$202,087	$222,840	$303,679
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	($52,305)	$80,160	$49,371	($12,770)	($3,882)
Change in fair value from end of prior fiscal year to vesting date, for awards made in prior fiscal years that vested during current fiscal year	($60,417)	$139,250	$164,599	($6,594)	$23,288
Fair value of equity compensation forfeited in current fiscal year determined at end of prior fiscal year	$0	$0	($156,497)	$0	($29,007)
Dividends or other earnings paid on equity awards during the year	$0	$0	$2,211	$8,148	$6,261.57
Compensation Actually Paid	$519,663	$821,005	$858,442	$922,348	$1,008,785

(4)	Last year the Company used the Industry Index (the S&P Oil & Gas Exploration & Production Select Industry Index) in lieu of its compensation Peer Group.

The Company elected this year to use its compensation Peer Group, as it is comprised of companies that, like Vaalco, are independent oil and gas producers, each with a similar geographic focus to Vaalco, and each of a size that renders the comparison more meaningful.

VAALCO ENERGY, INC.

Relationship Between Pay and Performance

As described in greater detail in “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a pay-for-performance philosophy that utilizes a number of short-term and long-term performance measures, not all of which are presented in the table above or graphs below. The Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with Compensation Actually Paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following graphs to illustrate the relationships between information presented in the Pay versus Performance table.

Description of Relationship Between PEO and Other NEO Compensation Actually Paid, Company TSR and Peer Group TSR

The following chart sets forth the relationship between Compensation Actually Paid to our PEO and the average of Compensation Actually Paid to our other NEOs, and the Company’s cumulative TSR over the five most recently completed fiscal years, as well as the relationship between the Company’s cumulative TSR and the Peer Group’s TSR over such period.

Compensation Actually Paid Versus TSR
$3.0M
$2.5M
$2.0M
$1.5M
$1.0M
$500K
$0
$250
$200
$150
$100
$50
$0
FY2020
FY2021
FY2022
FY2023
FY2024
Compensation Actually Paid Versus TSR
CEO CAP
Average Other NEO CAP
Vaalco Cumulative TSR
Peer Group Cumulative TSR

2025 PROXY STATEMENT

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO and the average of Compensation Actually Paid to our other NEOs, and Net Income over the five most recently completed fiscal years.

Compensation Actually Paid Versus Net Income ($ millions)

$3.0M
$2.5M
$2.0M
$1.5M
$1.0M
$500K
$0
$100
$80
$60
$40
$20
$0
-$20
-$40
-$60
FY2020
FY2021
FY2022
FY2023
FY2024
Compensation Actually Paid Versus Net Income ($ millions)
CEO CAP
Average Other NEO CAP
Net Income ($M)

VAALCO ENERGY, INC.

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Adjusted EBITDAX

The following chart sets forth the relationship between Compensation Actually Paid to our PEO and the average of Compensation Actually Paid to our other NEOs, and Adjusted EBITDAX over the five most recently completed fiscal years.

Compensation Actually Paid Versus EBITDAX
$3.0M
$2.5M
$2.0M
$1.5M
$1.0M
$500K
$0
$350
$300
$250
$200
$150
$100
$50
$0
FY2020
FY2021
FY2022
FY2023
FY2024
Compensation Actually Paid Versus EBITDAX
CEO CAP
Average Other NEO CAP
Company Selected Performance Measure (EBITDAX)

Most Important Financial Performance Measures for Fiscal Year 2024

The following is an unranked list of the four most important financial performance measures used to link executive compensation actually paid to our NEOs during the fiscal year 2024 with the Company’s performance. Please see the Compensation Discussion and Analysis for a further description of the metrics used in the Company’s executive compensation program.

•	Adjusted EBITDAX

•	WI Production (BOEPD)

•	Reserves

•	Revenue

2025 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table shows the ownership interest in Company stock as of April 11, 2025, the record date for the 2025 Annual Meeting, for (i) all those known to us by their Schedule 13 filings to be holders of more than five percent of our outstanding stock; (ii) each director, director nominee and each of our NEOs and (iii) all current directors, director nominees and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 2500 CityWest Blvd., Suite 400, Houston Texas 77042.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding(1)
Directors, Director Nominees & NEOs
George W. M. Maxwell(2)	499,055	*
Andrew L. Fawthrop(3)	471,089	*
Edward LaFehr(4)	61,272	*
Fabrice Nze-Bekale(5)	44,777	*
Cathy Stubbs(6)	142,655	*
Ronald Y. Bain(7)	155,963	*
Thor Pruckl(8)	293,019	*
Matthew R. Powers(9)	77,306	*
Jason J. Doornik(10)	63,302	*
Common Stock owned by all current Directors and Executive Officers as a group (9 persons)(11)	1,808,438	1.7%
5% Shareholders:
BlackRock, Inc.(12)	8,884,598	8.4%
The Vanguard Group(13)	7,638,975	7.2%

VAALCO ENERGY, INC.

*	Less than 1%

(1)	As of April 11, 2025, there were 105,079,017 shares of common stock issued and outstanding.

(2)	Includes 362,082 shares directly held by Mr. Maxwell and 136,973 shares that may be acquired subject to options exercisable within 60 days.

(3)	Includes 471,089 shares directly held by Mr. Fawthrop and no shares that may be acquired subject to options exercisable within 60 days.

(4)	Includes 61,272 shares directly held by Mr. LaFehr and no shares that may be acquired subject to options exercisable within 60 days. Table does not reflect 101,313 shares to be issued to Mr. LaFehr upon his retirement, removal or resignation from the Board. These shares are in respect of awards of cash-settled deferred share units (“DSUs”) of TransGlobe Energy Corporation awarded to Mr. LaFehr prior to the business combination between Vaalco and TransGlobe in 2022.

(5)	Includes 44,777 shares directly held by Mr. Nze-Bekale and no shares that may be acquired subject to options exercisable within 60 days.

(6)	Includes 142,655 shares directly held by Ms. Stubbs and no shares that may be acquired subject to options exercisable within 60 days.

(7)	Includes 100,959 shares directly held by Mr. Bain and 55,004 shares that may be acquired subject to options exercisable within 60 days.

(8)	Includes 174,992 shares directly held by Mr. Pruckl and 118,027 shares that may be acquired subject to options exercisable within 60 days.

(9)	Includes 54,249 shares directly held by Mr. Powers and 23,057 shares that may be acquired subject to options exercisable within 60 days.

(10)	Includes 63,302 shares directly held by Mr. Doornik and zero shares that may be acquired subject to options exercisable within 60 days.

(11)	Includes an aggregate of 333,061 shares that may be acquired subject to options exercisable within 60 days.

(12)	BlackRock, Inc., on behalf of itself and certain of its affiliates, (“BlackRock”) stated in its Schedule 13G filing with the SEC on January 25, 2024 (the “BlackRock 13G filing”) that, of the 8,884,598 shares beneficially owned, it has sole voting power of 8,572,341 shares and sole dispositive power of 8,884,598 shares. According to the BlackRock 13G filing, the address of BlackRock is 50 Hudson Yards, New York, New York 10001.

(13)	The Vanguard Group stated in its Schedule 13G filing with the SEC on November 12, 2024 (the “Vanguard 13G filing”) that, of the 7,638,975 shares beneficially owned, it has (a) sole voting power of 0 shares, (b) shared voting power of 203,354 shares, (c) sole dispositive power of 7,336,191 shares, and (d) shared dispositive power of 302,784 shares. According to the Vanguard 13G filing, the address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

2025 PROXY STATEMENT

Other Matters

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes of ownership with the SEC. Based solely on a review of copies of the reports filed with the SEC, or written representations from reporting persons that all reportable transactions were reported, we believe that, during the last fiscal year, all filing requirements under Section 16(a) applicable to our officers, directors and 10% shareholders were timely met, except that, due to an administrative oversight, one report relating to two transactions for Mr. LaFehr was filed late on March 13, 2024.

Shareholder Proposals for 2026 Annual Meeting

Shareholders who desire to present proposals at the 2026 Annual Meeting of Shareholders and to have proposals included in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must submit their proposals to us at our principal executive offices not later than the close of business on December 26, 2025. If the date of the 2026 Annual Meeting is changed by more than 30 days from the date of the 2026 Annual Meeting, the deadline for submitting proposals is a reasonable time before we begin to print and mail the proxy materials for our 2026 Annual Meeting.

Our bylaws provide that shareholders may nominate persons for election to the Board or bring any other business before the shareholders (other than matters properly brought under Rule 14a-8) at the 2026 Annual Meeting of Shareholders only by sending to Vaalco’s Corporate Secretary a notice containing the information required by our bylaws no earlier than the close of business on February 5, 2026 and no later than the close of business on March 7, 2026. If we schedule our 2026 Annual Meeting to a date that is more than 30 days before or 60 days after June 5, 2026, then such notice must be delivered no earlier than the close of business 120 days before such annual meeting, and no later than the close of business 90 days before the annual meeting, unless Vaalco gives notice of the date of such annual meeting less than 100 days before the date of the annual meeting, in which case the notice must be delivered no later than the 10th days following the date public notice of the annual meeting is given by Vaalco. The shareholder’s written notice must include information about the proposed nominee, including name, age, business address, number of shares of our common stock beneficially owned, and any other information required in proxy solicitations for the contested election of directors, including employment history, participation as a director of other public or private corporations, and information about any relationship or understanding between the proposing shareholder and the candidate or any other person (naming that person) pursuant to which the nomination is to be made. In addition, the shareholder giving the notice must include the information required under our bylaws, including, but not limited to the following information: such shareholder’s name, record address, number of shares of our common stock beneficially owned, any short positions held in our securities, other information about his or her ownership of our securities, and a description of all arrangements or understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which each nomination is to be made by the shareholder.

VAALCO ENERGY, INC.

Pursuant to Rule 14a-19 under the Exchange Act, we are required to include on our proxy card all nominees for director for whom we have received notice under the Rule 14a-19, which must be received no later than 60 calendar days prior to the anniversary of the Annual Meeting. For any such director nominee to be included on our proxy card for next year’s annual meeting, notice must be received no later than April 6, 2026. Please note that the notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under the advance notice provisions of our bylaws described above.

Contact Information

Shareholder proposals or nominations and other requests for information should be sent to:

Vaalco Energy, Inc.
2500 CityWest Blvd., Suite 400
Houston, Texas 77042
Attention: Corporate Secretary

Special Note Regarding Forward-Looking Statements

This Proxy Statement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are intended to be covered by the safe harbors created by those laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan” and “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, statements relating to (i) estimates of future drilling, production, sales and costs of acquiring crude oil, natural gas and natural gas liquids; (ii) the proposed acquisition of Svenska and its terms, timing and closing, including receipt of required regulatory approvals and satisfaction of other closing conditions; (iii) expectations regarding future exploration and the development, growth and potential of Vaalco’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (iv) expectations regarding future acquisitions, investments or divestitures; (v) expectations of future dividends and other potential returns to shareholders; (vi) expectations of future balance sheet strength; and (vii) expectations regarding Vaalco’s ability to effectively integrate assets and properties it may acquire as a result of the acquisition of Svenska into its operations and the benefits of acquiring Svenska.

Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: the outcome of any cost audits undertaken by the Cote d’Ivoire government; timing and amounts of any decommissioning or other wind up costs relating to any acquired Nigerian assets; declines in oil or natural gas prices; the level of success in exploration, development and production activities; actions of joint-venture partners risks relating to any unforeseen liabilities of Vaalco; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; the impact and costs of compliance with laws and regulations governing oil and gas operations; the risks described under the caption “Risk Factors” in Vaalco’s filings with the SEC, including its most recent Annual Report on Form 10-K filed with the SEC.

2025 PROXY STATEMENT

Dividends beyond the first quarter of 2025 have not yet been approved or declared by the Board. The declaration and payment of future dividends and the terms of share buybacks remains at the discretion of the Board and will be determined based on Vaalco’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, crude oil and natural gas prices, and other factors deemed relevant by the Board. The Board reserves all powers related to the declaration and payment of dividends and the terms of share buybacks. Consequently, in determining the dividend to be declared and paid on Vaalco common stock or the terms of share buybacks, the Board may revise or terminate the payment level or buyback terms at any time without prior notice.

Other Matters

We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

By Order of the Board of Directors,

Andrew L. Fawthrop

Chair of the Board

Houston, Texas

April 25, 2025

VAALCO ENERGY, INC.

Appendix A

NON-GAAP Financial Measures

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by Vaalco’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income (expense) net, income tax expense, depletion, depreciation and amortization, impairment of proved properties, exploration expense, non-cash and other items including stock compensation expense and commodity derivative loss.

Management uses Free Cash Flow to evaluate financial performance and to determine the total amount of cash over a specified period available to be used in connection with returning cash to shareholders, and believes the measure is useful to investors because it provides the total amount of net cash available for returning cash to shareholders by adding cash generated from operating activities, subtracting amounts used in financing and investing activities, and adding back amounts used for dividend payments and stock repurchases. Free Cash Flow is a non- GAAP financial measure and as used herein represents net change in cash, cash equivalents and restricted cash and adds the amounts paid under dividend distributions and share repurchases over a specified period.

The non-GAAP measure utilized herein have significant limitations, including that they may not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Non-GAAP financial measures should not be considered as a substitute for their corresponding nearest applicable GAAP measure or for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Non-GAAP measures may exclude some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s non-GAAP measures may not be comparable to similarly titled measures used by other companies.

2025 PROXY STATEMENT

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted EBITDAX and Free Cash Flow.

Reconciliations of Non-GAAP Financial Measures

(in thousands)

	Twelve Months Ended
Reconciliation of Net Income to Adjusted EBITDAX	December 31, 2024	December 31, 2023
Net income	$58,490	$60,354
Add back:
Interest expense (income), net	3,732	6,452
Income tax expense (benefit)	81,307	89,777
Depreciation, depletion and amortization	143,034	115,302
Exploration expense	48	1,965
FPSO demobilization	-	7,484
Non-cash or unusual items:
Stock-based compensation	4,558	3,323
Unrealized derivative instruments loss (gain)	292	(359)
(Gain) /adjustment of acquisition price, net	(13,532)	1,412
Other operating (income) expense, net	(78)	(418)
Non-cash purchase price adjustment	14,981	-
Transaction costs related to acquisition	3,910	-
Credit losses and other	6,304	(4,906)
Adjusted EBITDAX	$303,046	$280,386

VAALCO ENERGY, INC.

Twelve Months Ended December 31, 2024
Reconciliation of Free Cash Flow
Net cash provided by Operating activities	$113,718
Net cash used in Investing activities	(102,119)
Net cash used in Financing activities	(43,048)
Effects of exchange rate changes on cash	(3)
Total net cash change	(31,452)

Add back shareholder cash out:
Dividends paid	26,215
Stock buyback	6,802
Total cash returned to shareholders	33,017
Free Cash Flow	$1,565

2025 PROXY STATEMENT

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VAALCO ENERGY, INC.

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2025 PROXY STATEMENT

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2500 CityWest Blvd., Suite 400

Houston, Texas 77042

713.623.0801

www.vaalco.com

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 4, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 4, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V73944-P31230

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VAALCO ENERGY, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect five directors, each for a term of one year;	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Andrew L. Fawthrop
02) George W. M. Maxwell
03) Cathy Stubbs
04) Fabrice Nze-Bekale
05) Edward LaFehr

The Board of Directors recommends you vote FOR proposals 2 and 3:	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2025; and	☐	☐	☐
3. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

NOTE: The shares represented by this proxy card when properly executed will be voted in the manner directed above by the undersigned. If no direction is made, this proxy card will be voted FOR all nominees listed in Proposal 1, and FOR proposals 2 and 3. If any other matters properly come before the meeting or any adjournment(s) or postponement(s) thereof, the proxies will vote in their discretion.

	Yes	No
Please indicate if you plan to attend this meeting. Please note a meeting admission ticket and form of photo ID are required for admission.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

Vaalco ENERGY

Annual Meeting Admission Ticket

You must bring this ticket and a form of photo ID to be admitted to the Annual Meeting. This ticket admits only the named stockholder.

For the safety of attendees, all bags, briefcases and other containers are subject to search.
VAALCO Energy, Inc.'s 2025 Annual Meeting of Stockholders will be held at 9:00 AM, Central Time, on June 5, 2025, at the Hilton Houston Westchase, 9999 Westheimer Road, Houston, TX 77042.

V73945-P31230

VAALCO ENERGY, INC.
Annual Meeting of Stockholders
June 5, 2025 9:00 AM CDT
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints George W. M. Maxwell and Andrew L. Fawthrop, or either of them, as proxies, with the full power of substitution and revocation as to each of them, to represent the undersigned and to vote all shares of Common Stock of VAALCO ENERGY, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, CDT on June 5, 2025 at the Hilton Houston Westchase, 9999 Westheimer Road, Houston, TX 77042, and any adjournment or postponement thereof, and with discretionary authority to vote on all other matters that may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES WITH RESPECT TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING. TO BE VALID, THIS PROXY MUST BE SIGNED AND DATED.

Continued and to be signed on reverse side